Exhibit (a)(1)(i)

                        FARMERS CAPITAL BANK CORPORATION

                           Offer to Purchase for Cash
            Up to 550,000 Shares of Common Stock at a Purchase Price
             Not Greater Than $35.00 Nor Less Than $31.00 per Share

--------------------------------------------------------------------------------
    Our Offer, the Proration Period and Your Right to Withdraw will Expire at
                 12:01 a.m. (Eastern Daylight Savings Time), on
            Thursday, August 16, 2007, unless the Offer is extended.
--------------------------------------------------------------------------------

      We, Farmers Capital Bank Corporation, a Kentucky corporation ("Farmers," the "Company," "we" or "us"), hereby invite our shareholders to tender up to 550,000 shares of our common stock, par value $0.125 per share, for purchase by us at a price not greater than $35.00 nor less than $31.00 per share, net to the tendering shareholder in cash, without interest. We will select the lowest purchase price that will allow us to buy 550,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be acquired at the same purchase price. Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 550,000 shares pursuant to the offer.

      Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the offer will be returned promptly following the Expiration Time. See Section 1--"Number of Shares; Proration."

      The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions, including the issuance of trust preferred securities on substantially the terms described in
Section 9--"Source and Amount of Funds," in an amount that will be sufficient to purchase shares of common stock pursuant to this offer and to pay related fees and expenses. See Section 7--"Conditions of the Offer."

      Shares of our common stock are listed and traded on The NASDAQ Stock Market under the symbol "FFKT." On July 16, 2007, the last practical trading day before announcement of this offer, the last reported sale price of the shares was $28.67 per share. We encourage you to obtain current market quotations for the shares. See Section 8--"Price Range of Shares; Dividends."

      Our board of directors has approved the offer. However, neither we nor our board of directors, nor the Information Agent or the Dealer Manager, is making any recommendation whether you should tender or not tender your shares or at what price or prices you should choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consider our reasons for making the offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

                      The Dealer Manager for our offer is:
                     [LOGO] SANDLER O'NEILL + PARTNERS, L.P.
              The date of this Offer to Purchase is July 19, 2007.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY TERM SHEET                                                            1

FORWARD-LOOKING STATEMENTS                                                    8

INTRODUCTION                                                                  9

THE TENDER OFFER                                                             11
1.  Number of Shares; Proration                                              11
2.  Purpose of the Offer; Certain Effects of the Offer                       14
3.  Acceptance for Payment and Payment for Shares                            18
4.  Procedures for Tendering Shares                                          19
5.  Withdrawal Rights                                                        24
6.  Conditional Tender of Shares                                             26
7.  Conditions of the Offer                                                  27
8.  Price Range of Shares; Dividends.                                        29
9.  Source and Amount of Funds                                               30
10. Certain Information Concerning Us                                        32
11. Interest of Directors and Executive Officers; Transactions and
    Arrangements Concerning the Shares                                       38
12. Certain Legal Matters; Regulatory Approvals                              43
13. United States Federal Income Tax Consequences.                           44
14. Fees and Expenses                                                        49
15. Extension of Offer; Termination; Amendment                               50
16. Miscellaneous                                                            51

                               Summary Term Sheet

      We are providing this summary for your information. It highlights material information in this document, but it does not describe all of the details of our offer to the same extent described in the body of this document. We urge you to read carefully this entire Offer to Purchase and the related Letter of Transmittal, because they contain the full details of our offer. Where helpful, we have included parenthetically section references in the portion of this Offer to Purchase under the heading "The Tender Offer" to direct you to a more complete discussion of the topics in this summary. As used in this document, the terms "Farmers Capital," "we," "our," and "us" refer to Farmers Capital Bank Corporation, a Kentucky corporation.

                      Questions and Answers About Our Offer

Q.    Who is offering to buy my shares? (Section 1--"Number of Shares;
      Proration.")

A: Farmers Capital Bank Corporation, a Kentucky corporation, is making an offer to purchase your shares.

Q. How many shares will Farmers Capital purchase in the offer? (Section 1--"Number of Shares; Proration" and Section 7--"Conditions of the Offer.")

A: We are offering to purchase up to 550,000 shares of our outstanding common stock, par value $0.125 per share, or any lesser number of shares that shareholders properly tender in the offer. This is approximately 6.97% of the shares of our common stock outstanding on July 10, 2007. If more than 550,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which will be purchased on a priority basis as described in Section 1--"Number of Shares; Proration." Our offer is not conditioned on any minimum number of shares being tendered.

      We expressly reserve the right, in our sole discretion, to purchase up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements.

Q.    What will the purchase price be? (Section 1--"Number of Shares;
      Proration.")

A: We are conducting our offer through a procedure commonly called a modified "Dutch Auction." This procedure allows you to choose a price or prices (in increments of $0.25) within a specified price range at which you are willing to sell your shares. The price range for this offer is $31.00 to $35.00 per share. We will then examine the prices chosen by shareholders for all of the shares properly tendered and will select the lowest price that will enable us to buy 550,000 shares. If a lesser number of shares is tendered, we will select the price that will enable us to buy all shares that were validly tendered and not properly withdrawn. All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any tendered shares above the purchase price we determine. We will determine the purchase price promptly after the expiration of the offer period.

      If you wish to maximize the chance that your shares will be purchased, you should check the box next to "Shares Tendered at Price Determined Pursuant to the Tender Offer" in the Letter of Transmittal. By checking that box, you will indicate that you will accept the purchase price we determine. You should understand that this election could result in your shares being purchased at the minimum price of $31.00 per share.

Q. What will be the form of payment for my shares? (Section 1--"Number of Shares; Proration.")

A: If your shares are purchased in the offer, you will be paid the purchase price, in cash, without interest, promptly after the expiration of the offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

Q. How will Farmers Capital pay for the shares? (Section 9--"Source and Amount of Funds.")

A: Assuming that the maximum of 550,000 shares of our common stock are tendered in the offer at a price between $31.00 and $35.00 per share, the aggregate purchase price will be between approximately $17,050,000 and $19,250,000, in addition to expenses for this offer and the related trust preferred securities financing. We anticipate that we will pay for the shares tendered in the offer, and all expenses applicable to the offer, from the proceeds of the sale of up to $25 million of trust preferred securities to be issued by a Delaware statutory trust to be formed by us, along with available cash. We believe that financing the offer with the proceeds of the trust preferred securities financing will allow us to maintain our "well-capitalized" regulatory rating. The offer is subject to our having completed the trust preferred securities financing on substantially the terms described in Section 9--"Source and Amount of Funds," in an amount that will be sufficient to purchase shares of common stock pursuant to this offer and to pay related fees and expenses.

Q. What happens if more than 550,000 shares are properly tendered in the offer? (Section 1--"Number of Shares; Proration.")

A: We may not purchase all of the shares that you tender in our offer, even if you choose a price at or below the purchase price we select. If more than 550,000 shares are tendered at or below the purchase price we select, we will purchase shares first from shares properly tendered at or below the selected price by any shareholder who owns fewer than 100 shares and who tenders all his shares and then from all shareholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis. We will announce this proration percentage, if proration is necessary, after our offer expires. We expressly reserve the right, in our sole discretion, to purchase up to an additional 2% of our outstanding shares without extending the offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements.

Q. What is the purpose of the offer? (Section 2--"Purpose of the Offer; Certain Effects of the Offer.")

A: We continue to consider a variety of alternatives for providing value to our shareholders. Our offer provides our shareholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $35.00 nor less than $31.00 per share) at which they wish to sell their shares and, if those shares are purchased in our offer, to sell those shares for cash. In some instances, tendering shareholders will not be subject to the usual transaction costs involved in a sale. This format of repurchase also provides a method for shareholders who do not tender their shares to increase their relative percentage interest in us at no additional cost.

      As a result, our board of directors believes that investing in our own shares in this offer is an attractive and efficient means to provide value to our shareholders. We have determined that investing in our common stock with the proceeds from a trust preferred securities financing would result in an improved capital structure for Farmers Capital.

Q. When and how will I be paid for my shares? (Section 3--"Acceptance for Payment and Payment for Shares.")

A: We will pay the purchase price, in cash, without interest, for the shares we accept for purchase as soon as practicable after the expiration of our offer and the acceptance of the shares for payment. We will pay for shares accepted for purchase by depositing the aggregate purchase price with American Stock Transfer & Trust Company, the Depositary for this offer, as promptly as practical after the expiration time of our offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for purchase. We do not expect, however, to announce the results of proration and begin paying for shares accepted for purchase until approximately five (5) to seven (7) business days after the expiration of our offer.

Q. What are the United States federal income tax consequences if I tender my shares? (Section 13--"United States Federal Income Tax Consequences.")

A: Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated as either:

            o     a sale or exchange eligible for capital gains treatment; or

            o a dividend subject to your ordinary income tax rate or, if you are an individual, a lower rate applicable to capital gains.

You are urged to consult your own tax advisor to determine the particular tax consequences to you of the sale of shares in the offer.

Q. Will I be required to pay a brokerage commission or stock transfer taxes? (Section 3--"Acceptance for Payment and Payment for Shares" and Section 4--"Procedures for Tendering Shares.")

A: If you are a registered shareholder and you tender your shares directly to the Depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, we urge you to ask your broker or bank if you will be charged a fee to tender your shares. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this Offer to Purchase and Instruction 9 in the related Letter of Transmittal.

Q. How long do I have to tender my shares? (Section 1--"Number of Shares; Proration" and Section 4--"Procedures for Tendering Shares.")

A: You may tender your shares until our offer expires. Currently, our offer is scheduled to expire at 12:01 a.m. (Eastern Daylight Savings Time), on Thursday, August 16, 2007, unless we extend the offer. We may choose to extend our offer at anytime. We cannot assure you, however, that we will extend the offer or, if we extend it, for how long. If your shares are held by a nominee or broker, they may have an earlier deadline for you to accept the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure.

Q. Can the offer be extended and, if so, under what circumstances? (Section 1--"Number of Shares; Proration" and Section 15--"Extension of Offer; Termination; Amendment.")

A: Yes, we can extend our offer past the scheduled expiration time in our sole discretion. If we extend the offer, we will delay the acceptance of any shares that have been tendered. If we extend the offer, we will make a public announcement of the extension no later than 9:00 A.M. (Eastern Daylight Savings Time), on the first business day after the day on which the offer was previously scheduled to expire.

Q. What are the significant conditions to the offer? (Section 7--"Conditions of the Offer.")

A: Our obligation to accept and pay for your tendered shares depends upon us having consummated promptly following the expiration of the offer and prior to acceptance of shares in the offer the trust preferred securities financing on substantially the terms described in Section 9--"Source and Amount of Funds." Further, the trust preferred securities financing must be for an amount that will be sufficient to fund our purchase of shares of common stock in the offer and pay related fees and expenses.

      Additionally, our obligation to accept and pay for your tendered shares depends on a number of other conditions that must be satisfied or waived prior to the expiration of the offer, including:

      o No decrease of more than 10% in the market price for the shares of our common stock or in the Dow Jones Industrial Average, New York Stock Exchange Composite Index, Nasdaq Composite Index or the Standard and Poor's 500 Composite Price Index measured from the close of trading on July 18, 2007 shall have occurred.

      o No legal action shall be pending, or shall have been threatened or taken, that might adversely affect our offer.

      o No one shall have proposed, announced or made a tender or exchange offer (other than this offer), merger, business combination or other similar transaction involving us.

      o No material change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during this offer.

      o No one (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares of our common stock (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission prior to July 18, 2007). In addition, no new group shall have been formed which beneficially owns more than 5% of our outstanding shares. Further, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, notice under the Change in Bank Control Act or regulations thereunder, application under the Bank Holding Company Act of 1956 or made a public announcement reflecting an intent to acquire us or any of our assets or securities.

      o The completion of the offer and our purchase of the shares will not cause our common stock to be delisted from The NASDAQ Stock Market or to be subject to deregistration under the Securities Exchange Act of 1934, as amended.

Q.    How do I tender my shares? (Section 4--"Procedures for Tendering Shares.")

A:    To tender your shares, prior to 12:01 a.m. (Eastern Daylight Savings
      Time), on Thursday, August 16, 2007, unless the offer is extended:

      o You must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary at the address listed on the back cover of this document;

      o The Depositary must receive a confirmation or receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message;

      o     You must comply with the guaranteed delivery procedure outlined in
            Section 4--"Procedures for Tendering Shares;" or

      o If you are a participant in our Employee Stock Purchase Plan wishing to tender any of your shares held in the plan, you must follow the separate instructions and procedures described in Section 4--"Procedures for Tendering Shares," by returning the Agent Plan Administrator Direction Form to American Stock Transfer & Trust Company, prior to the expiration of the tender offer. If American Stock Transfer & Trust Company has not received a participant's instructions prior to the Expiration Time of the tender offer, the participant's shares will not be deemed tendered.

      If you have any questions, you should contact the Information Agent or your broker for assistance. The contact information for the Information Agent is set forth on the back cover of this document.

Q.    How do holders of vested stock options participate in the offer?

A: If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan and agreements and tender the shares received upon such exercise in accordance with the offer. An exercise of an option cannot be revoked even if shares received upon the exercise and tendered in the offer are not purchased in the offer for any reason. See Section 4--"Procedures for Tendering Shares."

Q. Once I have tendered shares in the offer, may I withdraw my tendered shares? (Section 5--"Withdrawal Rights.")

A: Yes. You may withdraw shares that you have already tendered at any time prior to 12:01 a.m. (Eastern Daylight Savings Time), on Thursday, August 16, 2007, unless we extend the offer, in which case you can withdraw your shares until the expiration of the offer as extended. In addition, after our offer expires, if we have not accepted for purchase the shares you have tendered to us, you may withdraw your shares at any time on or after September 13, 2007.

      Participants in our Employee Stock Purchase Plan who wish to withdraw their shares must follow the instructions found in the "Letter to Participants in Our Employee Stock Purchase Plan" sent to them separately. See Section 5--"Withdrawal Rights."

Q.    How do I withdraw previously tendered shares? (Section 5--"Withdrawal
      Rights.")

A: To withdraw your previously tendered shares, you must deliver a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover of this document while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if you completed separate Letters of Transmittal to tender shares at different prices, if the certificates for shares to be withdrawn have been delivered to the Depositary, if your shares have been tendered under the procedure for book-entry transfer or if you are a participant in our Employee Stock Purchase Plan who has instructed American Stock Transfer & Trust Company to tender shares in your account.

Q. Can Farmers Capital amend the terms of the offer? (Section 15--"Extension of Offer; Termination; Amendment.")

A: Yes. We reserve the right in our sole discretion to amend the tender offer in any respect.

Q. How can I find out if Farmers Capital extends the Expiration Time of the offer or amends the terms of the offer? (Section 15--"Extension of Offer; Termination; Amendment.")

A: We will issue a public announcement no later than 9:00 A.M. (Eastern Daylight Savings Time), on the business day after the previously scheduled Expiration Time if we decide to extend the offer. We will announce any amendment to, or termination of, the offer by making a public announcement promptly following such amendment or termination.

Q. In what order will tendered shares be purchased? (Section 1--"Number of Shares; Proration.")

A:    We will purchase shares:

      o first, from all shareholders of "odd lots" (persons who own less than 100 shares) who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration of the tender offer;

      o     second, subject to the conditional tender provisions described in
            Section 6--"Conditional Tender of Shares," on a pro rata basis from all other shareholders who properly tender shares at or below the purchase price selected by us and do not properly withdraw them before the expiration of the tender offer; and

      o third, only if necessary to permit us to purchase 550,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer.

      Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1--"Number of Shares; Proration."

Q. What does my board of directors think of the offer? (Section 2--"Purpose of the Offer; Certain Effects of the Offer.")

A: Our board of directors has approved this offer. However, neither we nor our board of directors, nor the Information Agent, the Dealer Manager or Depositary, is making any recommendation as to whether you should tender or not tender your shares or at what price or prices you should choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the offer. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

Q. Has any executive officer, director or other affiliate indicated an intention to tender shares in the offer? (Section 11--"Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.")

A: Our directors and officers are eligible to tender their shares in the offer. Currently approximately 51,971 shares owned by our directors and executive officers are expected to be tendered in the offer. In addition, the Trust Department of one of our subsidiary banks currently intends to tender approximately 70,000 shares of our common stock over which it has discretionary authority. Those directors and executive officers who do not tender any of their shares in the offer will increase their proportional holdings in our common stock.

Q. If I decide not to tender, how will the offer affect my shares? (Section 2--"Purpose of the Offer; Certain Effects of the Offer.")

A: Our purchase of shares in our offer will reduce the number of shares that are traded publicly and may reduce the number of our shareholders. Therefore, shareholders who choose not to tender shares will own a greater percentage interest in our outstanding common stock following the offer. The offer may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price.

Q. What is the market value of my shares as of a recent date? (Section 8--"Price Range of Shares; Dividends.")

A: On July 16, 2007, the last practical trading day before we announced the offer, the last reported closing sale price for one share of our common stock on The NASDAQ Stock Market was $28.67. We urge you to obtain current market quotations for your shares in deciding whether to tender your shares.

Q.    Who can I talk to if I have questions about the offer?

A: Shareholders who have questions or need assistance may call Georgeson Inc., the Information Agent for the offer, at the following address and telephone numbers:

                                [LOGO] Georgeson
                           17 State Street, 10th Floor
                               New York, NY 10004
                     Banks and Brokers Call: (212) 440-9800
                    All Others Call Toll Free: (888) 605-7560

                           Forward-Looking Statements

      The discussions set forth in this Offer to Purchase and in the documents we incorporate by reference in this Offer to Purchase contain not only historical information, but also forward-looking statements. Statements that are not historical are forward-looking and reflect expectations and assumptions. We may make written or oral forward-looking statements in other documents we file with the Securities and Exchange Commission (the "SEC"), in our annual reports to shareholders, in press releases and other written materials and in oral statements made by our officers, directors or employees. You can identify forward-looking statements by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should" and other expressions which predict or indicate future events or trends and which do not relate to historical matters. You should not rely on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

      Some of the factors that might cause these differences include, but are not limited to, the following:

      o The timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control;

      o Our ability to manage effectively interest rate risk and other market risk, credit risk and operational risk;

      o Our dependence on dividends from our subsidiaries to meet our obligations and pay dividends to our shareholders, especially in light of the subsidiaries' requirements to maintain sufficient capital and liquidity while experiencing asset growth;

      o Possible changes in general economic and business conditions in the United States in general and, in particular, in the Kentucky communities we serve, may lead to a deterioration in credit quality, thereby requiring increases in our provision for loan losses, or a reduced demand for credit, thereby reducing earning assets;

      o     Interest rate volatility could negatively impact our margins;

      o Further easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies and finance companies, may increase competitive pressures and affect our ability to preserve our customer relationships and margins;

      o Our ability to hire or retain certain key professionals, management and staff; and

      o Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies and similar organizations, including changes in accounting standards.

      You should carefully review all of these factors and be aware that there may be other factors that could cause differences, including the risk factors listed in our Annual Report on Form 10-K for the year ended December 31, 2006, which we filed with the SEC, as well as our other filings with the SEC. Readers should carefully review the risk factors described therein and should not place undue reliance on our forward-looking statements.

      These forward-looking statements were based on information, plans and estimates at the date of this Offer to Purchase or the date of the documents incorporated by reference and, except for on-going obligations to disclose material information as required by U.S. federal securities laws, we do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

      Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

                                  Introduction

      We invite our shareholders to tender shares of our common stock, par value $0.125 per share, for purchase by us. We are offering to purchase up to 550,000 shares, at a price not greater than $35.00 nor less than $31.00 per share, net to the tendering shareholder in cash, without interest.

      We will select the lowest purchase price within that range that will allow us to buy 550,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be acquired at the same purchase price.

      Our offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, as they may be amended or supplemented from time to time, which together constitute the offer.

      Only shares properly tendered at prices at or below the purchase price we select and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek to purchase are tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares we do not purchase because of proration or conditional tenders promptly following the expiration of the offer.

      Our intent is to purchase up to 550,000 of our shares in the offer. We expressly reserve the right, in our sole discretion, to purchase up to an additional 2% of our outstanding shares without extending the tender offer. Such a purchase of additional shares will not require us to extend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1--"Number of Shares; Proration."

      The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions, including the issuance and sale of trust preferred securities on substantially the terms described in Section 9--"Source and Amount of Funds," in an amount that will be sufficient to purchase shares of common stock pursuant to this offer and to pay related fees and expenses.

      Our board of directors has approved this offer. However, neither we nor our board of directors, nor the Information Agent or the Dealer Manager, is making any recommendation whether you should tender or not tender your shares or at what price or prices you should choose to tender your shares. In deciding whether to tender and at what purchase price, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making this offer and other available information about us.

      If at the expiration of the offer, more than 550,000 shares (or such greater number of shares as we may elect to purchase) are properly tendered at or below the purchase price and not properly withdrawn, subject to the conditions of the offer, we will buy shares:

      1. first, from all Odd Lot Holders (as defined in Section 4--"Procedures for Tendering Shares") who properly tender all their shares at or below the purchase price selected by us;

      2. second, on a pro rata basis from all other shareholders who properly tender shares at or below the purchase price selected by us, other than shareholders who tender conditionally and whose conditions are not satisfied; and

      3. third, only if necessary to permit us to purchase 550,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any of the holder's shares are purchased in the tender offer, and for which the condition was not initially satisfied, at or below the purchase price by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares.

Therefore, we may not purchase all of the shares tendered pursuant to the tender offer even if the shares are tendered at or below the purchase price. See
Section 1--"Number of Shares; Proration" and Section 4--"Procedures for Tendering Shares" for additional information concerning priorities and proration procedures.

      The purchase price will be paid net to the tendering shareholder in cash, without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 9 of the Letter of Transmittal, stock transfer taxes on our purchase of shares in the offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or, in the case of non-U.S. persons, Form W-8 obtained from the Depositary, may be subject to required United States federal income tax backup withholding on the gross proceeds payable to the tendering shareholder or other payee pursuant to the offer. See Section 13--"United States Federal Income Tax Consequences."

      Holders of vested but unexercised options to purchase shares may exercise such options for cash and tender some or all of the shares issued upon such exercise. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

      Participants in our Employee Stock Purchase Plan may direct American Stock Transfer & Trust Company (the "Administrator's Agent"), as the agent for Farmers Capital, the administrator of the plan (the "Administrator"), to tender some or all of the shares held for the participant's account by following the instructions in the "Letter to Participants in Our Employee Stock Purchase Plan" furnished separately and returning it to the Administrator's Agent in accordance with those instructions. The Administrator's Agent will tender the appropriate shares as instructed. If the Administrator's Agent has not received a participant's instructions by 12:01 a.m. (Eastern Daylight Savings Time), on Thursday, August 16, 2007, the Administrator will not tender any shares held on behalf of that participant in our Employee Stock Purchase Plan. The proceeds received with respect to the tender of any shares held in the Employee Stock

Purchase Plan from a participant's account will be paid directly to the participant in the same manner as all other shareholders who tendered shares that are accepted. Any shares in a tendering participant's account that are not accepted, because they were tendered at prices in excess of the purchase price we select, pro-ration or other reasons, will be returned to the tendering shareholder. See Section 4--"Procedures for Tendering Shares."

      As of July 10, 2007, we had 7,886,505 issued and outstanding shares. The 550,000 shares that we are offering to purchase pursuant to the offer represents approximately 6.97% of our shares outstanding on that date. The shares are listed and traded on The NASDAQ Stock Market (Global Select Market Tier) under the symbol "FFKT." On July 16, 2007, the last practical trading day before the announcement of the offer, the last reported sale price of the shares was $28.67 per share. We urge shareholders to obtain current market quotations for the shares. See Section 8--"Price Range of Shares; Dividends."

                                The Tender Offer

1. Number of Shares; Proration.

      On the terms and subject to the conditions of our offer, we will accept for payment and thereby purchase up to 550,000 shares of our common stock, or such lesser number of shares as are validly tendered before the Expiration Time (as defined herein) and not withdrawn in accordance with Section 5--"Withdrawal Rights," at a price not greater than $35.00 nor less than $31.00 per share, in cash, without interest.

      The term "Expiration Time" means 12:01 a.m. (Eastern Daylight Savings
Time), on Thursday, August 16, 2007, unless and until we in our sole discretion extend the period of time during which our offer will remain open. If extended by us, the term "Expiration Time" will refer to the latest time and date at which our offer, as extended, will expire. For a description of our right to extend, delay, terminate or amend our offer, see Section 15--"Extension of Offer; Termination; Amendment."

      We reserve the right to purchase more than 550,000 shares pursuant to the offer. In accordance with applicable regulations of the SEC, we may purchase pursuant to the offer an additional amount of shares not to exceed 2% of our outstanding shares without amending or extending the offer. See Section 15--"Extension of Offer; Termination; Amendment."

      As promptly as practicable following the Expiration Time, we will, upon the terms and subject to the conditions of the offer, determine a single per share purchase price that we will pay for shares properly tendered and not properly withdrawn pursuant to the offer, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price that will allow us to buy 550,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not withdrawn. As promptly as practicable thereafter, we will publicly announce the purchase price, the proration factor, and upon the terms and subject to the conditions of the offer (including the proration provisions described herein), all shareholders who have properly tendered and not withdrawn shares at prices at or below the purchase price we select will receive the selected purchase price for all shares purchased. All shares not purchased pursuant to the offer, including shares tendered at prices in excess of the purchase price we select and shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholder or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense as promptly as practicable following the Expiration Time.

      All shares purchased in the offer will be purchased at the same purchase price, even if you have specified a lower price. We will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

      If the number of shares properly tendered by the Expiration Time at prices at or below the purchase price we select, and not withdrawn, is less than or equal to 550,000 (or such greater number of shares we may select to purchase pursuant to the offer), we will, upon the terms and subject to the conditions of the offer, purchase at the purchase price we select all shares that are so tendered.

      If the number of shares properly tendered by the Expiration Time at prices at or below the purchase price we select, and not withdrawn, is greater than 550,000 (or such greater number of shares we may select to purchase pursuant to the offer), shares tendered at or below the purchase price we select will be subject to certain proration and conditional tender provisions, except for Odd Lots as explained below. The proration period also expires on the Expiration Time. For a more detailed description of our purchase of and payment for tendered shares see Section 3--"Acceptance for Payment and Payment for Shares."

      This Offer is not Conditioned Upon the Tender of Any Minimum Number of Shares, but It is Subject to Certain Other Conditions, Including the Issuance and Sale of Trust Preferred Securities on Substantially the Terms Described in
Section 9--"Source and Amount of Funds," in an Amount Sufficient to Purchase Shares of Common Stock Pursuant to the Offer and to Pay Related Fees and Expenses. See Section 7--"Conditions of the Offer."

      In accordance with Instruction 5 of the Letter of Transmittal, if you desire to tender shares, you must specify the price or prices, not greater than $35.00 nor less than $31.00 per share, at which you are willing to sell your shares. Prices may be specified in increments of $0.25. Alternatively, if you desire to tender your shares, you can choose not to specify a price and, instead, specify that you will sell your shares at the purchase price selected by us for shares properly tendered in our offer. This could result in you receiving a price per share as low as $31.00. By following the instructions to the Letter of Transmittal, you can specify one minimum price for a specified portion of your shares and a different minimum price for other specified shares. You can also specify the order in which your shares will be purchased in the event that, as a result of the proration provision or otherwise, some but not all of your shares are purchased pursuant to the offer, and you can condition your tender of shares on the purchase of all or a specified minimum number of your shares being purchased.

      Priority of Purchases. Upon the terms and subject to the conditions of the offer, if more than 550,000 shares have been properly tendered at prices at or below the purchase price we select and not withdrawn on or prior to the Expiration Time, we will purchase properly tendered shares in the following order of priority:

      o First, we will purchase all shares properly tendered and not properly withdrawn by any Odd Lot Holder (as defined below) who:

            o tenders all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the purchase price we select, including by electing to accept the purchase price we select (tenders of less than all shares owned by the Odd Lot Holder will not qualify for this preference); and

            o checks the boxes under the caption "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery;

      o Second, after purchase of all of the shares properly tendered by Odd Lot Holders, we will purchase all shares (a) conditionally tendered in accordance with Section 6--"Conditional Tender of Shares," for which the condition was satisfied, and (b) all other shares tendered properly and unconditionally, in each case at prices at or below the purchase price we select, and not withdrawn on or prior to the Expiration Time, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described below; and

      o Third, only if necessary to permit us to purchase 550,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from (a) holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any of the holder's shares are purchased in the tender offer and (b) respecting such shares the condition was not initially satisfied, at or below the purchase price by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares.

      As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price we select.

      Odd Lots. The term "Odd Lots" means all shares properly tendered on or prior to the Expiration Time at prices at or below the purchase price we select and not withdrawn by any person (an "Odd Lot Holder") who owns, beneficially or of record, an aggregate of fewer than 100 shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Except to the extent that our purchase would result in the delisting of our shares on The NASDAQ Stock Market or cause us to be subject to deregistration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all Odd Lots shares will be accepted for purchase before proration, if any, of other tendered shares. To qualify for this preference, a qualifying shareholder must tender all applicable shares in accordance with the procedures described in Section 4--"Procedures for Tendering Shares." This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. Any shareholder wishing to tender all of the shareholder's shares pursuant to this preference for Odd Lots should check the boxes under the caption "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. See Instruction 6 on the Letter of Transmittal. By accepting the Offer to Purchase, a shareholder holding beneficially fewer than 100 shares will avoid the payment of brokerage commissions and the applicable odd lot discount payable in a sale of such shares in a transaction effected on a securities exchange.

      Proration. If proration of tendered shares is required, we will determine the final proration factor as promptly as practicable after the Expiration Time. Subject to the conditional tender procedures described in Section 6--"Conditional Tender of Shares," proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered by the shareholder and not withdrawn on or prior to the Expiration Time at or below the purchase price we select to the total number of shares tendered by all shareholders, other than Odd Lot Holders, at or below the purchase price we select. This ratio will be applied to shareholders tendering shares to determine the number of shares that will be purchased from each tendering shareholder in our offer. Proration will also be subject to the procedures described above under "Priority of Purchases."

      Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn on or prior to the Expiration Time, including shares tendered by guaranteed delivery procedures, as well as the conditional tender procedures and the odd lot procedures, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until five (5) to seven (7) business days after the Expiration Time. The preliminary results of any proration will be announced by public announcement as soon as practicable after the Expiration Time. Shareholders may obtain preliminary proration information from the Information Agent and may be able to obtain this information from their brokers.

      As described in Section 13--"United States Federal Income Tax Consequences," the number of shares that we purchase from all shareholders may affect the United States federal income tax consequences to you and therefore may be relevant to your decision whether to tender shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate (by stock certificate) the order of priority in which such shareholder wishes the shares he or she tenders to be purchased in the event of proration. In addition, you may choose to submit a tender of shares conditioned on the purchase of all or a specified number of your shares under the procedures discussed in Section 6--"Conditional Tender of Shares," in order to structure your tender for federal income tax reasons.

      We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 15--"Extension of Offer; Termination; Amendment."

      This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Offer; Certain Effects of the Offer.

      Purpose of the Offer. We continue to consider a variety of alternatives for providing value to our shareholders. We believe that this tender offer is consistent with our history of returning capital as a means of increasing shareholder value. We have repurchased our common stock in open-market and privately negotiated transactions for over ten years. Since 1996, we have repurchased 1,250,012 shares of common stock at a total cost of $40,033,748. In 2005, 2006 and 2007 to date, we purchased a total of 67,193 shares at an average purchase price of $31.48 per share. On June 11, 2007, we suspended our repurchase program until at least 10 business days following the expiration or termination of the offer.

      Potential Benefits. We are making our offer because we believe:

            o our offer provides shareholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $35.00 nor less than $31.00 per share) at which they wish to sell their shares and, if those shares are purchased in our offer, to sell those shares for cash without the usual transaction costs associated with open market sales;

            o our offer provides shareholders who do not tender their shares an opportunity to increase their relative percentage interest in us, at no additional cost; and

            o investing in our common stock with the proceeds from a trust preferred securities financing will improve our capital structure.

      Potential Risks and Disadvantages. This offer also presents some potential risks and disadvantages to us and our continuing shareholders, including:

      o we will spend up to $19,250,000 in cash to pay for the tendered shares, assuming that we purchase 550,000 shares in the tender offer at the maximum of $35.00 per share;

      o based on June 30, 2007 financial data, our shareholders' equity will decrease from $181 million to approximately $162 million, assuming that we purchase 550,000 shares in the tender offer at $35.00 per share and incur expenses in this offer of $100,000. Our continuing shareholders will also bear a higher proportionate risk in the event of future losses; and

      o our offer will reduce our "public float," which is the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for shares in the future and may make it more difficult to buy or sell significant amounts of shares of our common stock without materially affecting the market price.

      After the offer is completed, we expect that our cash flow and access to other sources of capital will be adequate to fund operations for the foreseeable future. However, our actual experience may differ significantly from our expectations and there can be no assurance that our action in utilizing a significant portion of our capital in this manner will not adversely affect our ability to operate profitably or absorb possible losses in future periods or to continue our stock repurchase program. Future events may adversely and materially affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources.

      Depending on the results and prospects of our business, prevailing economic and market conditions and the market price of our shares, we currently intend to continue our repurchase program subsequent to the termination of the offer. In addition, we may in the future purchase additional shares of our common stock in the open market, private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders, than the terms of this offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through this offer, until at least ten (10) business days after the expiration or termination of this offer.

      Our board of directors has approved this offer. However, neither we nor our board of directors, nor the Information Agent or the Dealer Manager, is making any recommendation as to whether you should tender or not tender your shares or at what price or prices you should choose to tender your shares. Shareholders are urged to evaluate carefully all information in the offer, consult with their own investment and tax advisors and make their own decision whether to tender and, if so, how many shares to tender and the price or prices at which to tender them.

      Our directors, officers and other affiliates are eligible to tender their shares in the offer. Our directors, executive officers and affiliates have advised us that they do not intend to tender any of their shares in the offer, other than the following individuals and a trust department of an affiliate who have expressed to us a current intent to tender the following number of shares in the offer:

Name                                    Position                               Number of Shares

Benjamin F. Brown                       CEO Citizens Bank of Jessamine               2,971
                                        County

Charles L. Cammack                      CEO The Lawrenceburg Bank & Trust            1,500
                                        Company

Don Hughes                              CEO FCB Services                            11,000

Joseph C. Murphy                        CEO Farmers Bank and Trust                   1,500
                                        Company (Georgetown, Ky.)

Michael Sullivan                        Director                                    30,000

David Van Horn                          CEO Citizens Bank of Northern                5,000
                                        Kentucky

Farmers Bank & Capital Trust Co. -      Trust Department of Subsidiary             *70,000
Trust Department                        Bank

      *All are shares which Farmers Bank & Capital Trust Co. holds in a fiduciary capacity for the benefit of others, but over which it has full discretion as to investment.

      The above intentions of our executive officers, directors and other affiliates and the number of shares they may tender may change depending on the market, economic and business conditions existing as of the Expiration Time of the offer.

      For those directors and executive officers who do not tender shares in the offer, the offer will increase their proportional holdings in our common stock. See Section 11--"Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares."

      Certain Effects of the Offer. As of June 30, 2007, the book value per share of our common stock was $22.94. Assuming that the 550,000 shares sought to be purchased by us had been acquired on such date at the maximum price of $35.00 per share, the adjusted book value per share as of that date would have been $22.02.

      Non-tendering shareholders, which will likely include many of our directors and executive officers, will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. Shareholders may be able to sell non-tendered shares in the future on The NASDAQ Stock Market or otherwise. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price we pay in this offer.

      Based upon published guidelines of The NASDAQ Stock Market, we believe that we will continue to meet the minimum continued listing standards immediately after our purchase of shares pursuant to our offer.

      Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain periodic information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the offer will not result in the shares becoming eligible for termination of registration under the Exchange Act.

      The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit using the shares as collateral. We believe that, following the repurchase of shares pursuant to the offer, the shares will continue to be margin securities for purposes of the Federal Reserve Board's margin regulations.

      Shares we acquire pursuant to our offer will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further shareholder action except as required by applicable law or the rules of The NASDAQ Stock Market or any securities exchange on which the shares are then listed, for purposes of, including without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased in our offer.

      Except as described in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

            o Any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

            o Any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

            o Any material change in our present policy of paying cash dividends, our capitalization, corporate structure or business;

            o Any material change in our present board of directors or management or any plans or proposals to change the number or the terms of directors or to change any material term of the employment contract of any executive officer;

            o     Any material change in our corporate structure or business;

            o Any class of our equity securities to be delisted from The NASDAQ Stock Market;

            o Any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

            o The suspension of our obligation to file reports under Section 13 of the Exchange Act;

            o The acquisition by any person of additional securities of ours or the disposition of our securities; or

            o Any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

      Notwithstanding the foregoing, as part of our long-term corporate goal of increasing shareholder value, we have regularly considered alternatives to enhance shareholder value, including open-market repurchases of our shares, modifications of our dividend policy, strategic acquisitions and business combinations, and changes in our board of directors or management composition. We intend to continue to consider these and other alternatives to enhance shareholder value.

3. Acceptance for Payment and Payment for Shares.

      Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of the offer as so extended or amended), and provided that the offer has not been terminated, we will purchase, as promptly as practicable after the Expiration Time, by accepting for payment, and will pay for, up to 550,000 shares validly tendered at prices at or below the purchase price we select and not properly withdrawn before the Expiration Time. We reserve the right, in our sole discretion, to delay acceptance for payment of, or payment for, shares in order to comply, in whole or in part, with any applicable law. See Section 7--"Conditions of the Offer" and Section 13--"United States Federal Income Tax Consequences." The reservation of this right to delay the acceptance or purchase of, or payment for, the shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the shares deposited by, or on behalf of, shareholders, promptly after the termination or withdrawal of the offer.

      For purposes of the offer, we will be deemed to have accepted for payment (and thereby purchased) shares validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance for payment of such shares. Upon the terms and subject to the conditions of the offer, payment for shares accepted pursuant to the offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from us and transmitting payments to such tendering shareholders whose shares have been accepted for payment.

      Under No Circumstances Will We Pay Interest on the Purchase Price for Shares, Regardless of Any Delay in Making Such Payment or Extension of the Expiration Time.

      If, Prior to the Expiration Time, We Increase the Consideration to be Paid per Share Pursuant to this Offer, We Will Pay Such Increased Consideration for All Such Shares Purchased Pursuant to the Offer, Whether or Not Such Shares Were Tendered Prior to Such Increase in Consideration.

      In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Time. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five (5) to seven (7) business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the applicable purchase price we select and shares not purchased due to proration or conditional tender, will be returned (or, in the case of shares tendered by book-entry transfer, the shares will be credited to the account maintained with the Book-Entry Transfer Facility, as described in Section 4--"Procedures for Tendering Shares," by the participant who so delivered the shares) to the tendering shareholder at our expense as promptly as practicable after the Expiration Time.

      We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in our offer. If, however, payment of the purchase price we select is to be made to, or, in the circumstances permitted by our offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 9 of the Letter of Transmittal.

      Any Tendering Shareholder or Other Payee Who Fails to Complete Fully, Sign and Return to the Depositary the Substitute Form W-9 Included With the Letter Of Transmittal May Be Subject to Required Backup Withholding on the Gross Proceeds Paid to That Shareholder or Other Payee Pursuant to Our Offer. See Section 4--"Procedures For Tendering Shares." Also, See Section 13--"United States Federal Income Tax Consequences" Regarding Federal Income Tax Consequences For Foreign Shareholders.

4. Procedures for Tendering Shares.

      Valid Tender of Shares. For shares to be validly tendered pursuant to the offer, you must, on or prior to the Expiration Time, do one of the following:

      1. deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase:

            a. a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transaction;

            b. the certificates representing shares to be tendered or timely confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility; and

            c. any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions of this Offer to Purchase;

      2. cause your broker, dealer, commercial bank or trust company to tender applicable shares pursuant to the procedures for book-entry transfer described below;

      3. cause the Administrator of our Employee Stock Purchase Plan to tender applicable shares pursuant to the procedures described below; or

      4.    comply with the guaranteed delivery procedures described below.

      The Method of Delivery of Certificates Representing Shares, the Letter of Transmittal and All Other Required Documents, Including Delivery Through the Book-Entry Transfer Facility, is at Your Option and Risk and the Delivery Will Be Deemed Made Only When Actually Received by the Depositary. If Delivery is by Mail, Registered Mail with Return Receipt Requested, Properly Insured, is Recommended. In all Cases, Sufficient Time Should Be Allowed to Ensure Timely Delivery.

      In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares pursuant to the offer, you must properly indicate in the Letter of Transmittal the price at which you are tendering your shares, either by specifying a particular price between $31.00 and $35.00 (in increments of $0.25) or by indicating that you are tendering at the purchase price we select that is determined pursuant to the tender offer process.

      If you wish to maximize the chance that your shares will be purchased at the purchase price we select, you should check the box in the section of the Letter of Transmittal next to "Shares Tendered at Price Determined Pursuant to the Tender Offer." This means that you will accept the purchase price we select. Note that this election could result in your shares being purchased at the minimum price of $31.00 per share.

      If you wish to indicate a specific price (in increments of $0.25) at which your shares are being tendered, you must check a box in the section of the Letter of Transmittal next to "Shares Tendered at a Price Determined by Shareholder." You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the Expiration Time.

      If you want to tender portions of your shares at different prices, you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 5--"Withdrawal Rights") at more than one price. To tender shares properly, one and only one price box must be checked in the "Price (In U.S. Dollars) Per Share At Which Shares Are Being Tendered" section on each Letter of Transmittal.

      Odd Lot Holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1--"Number of Shares; Proration."

      If you tender your shares directly to the Depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

      Participants in our Employee Stock Purchase Plan who wish to tender some or all of the shares allocated to their accounts must follow the instructions in the "Letter to Participants in Our Employee Stock Purchase Plan" furnished separately and return the Agent Plan Administrator Direction Form included therewith to the Administrator's Agent in accordance with those instructions. The Agent Plan Administrator Direction Form must be received by the Administrator's Agent not later than the Expiration Time or no shares allocated to the participant's account will be tendered.

      Participants in our Employee Stock Purchase Plan who also hold shares outside of the Employee Stock Purchase Plan will need to follow the instructions above regarding the Letter of Transmittal with respect to shares held outside the Employee Stock Purchase Plan and the instructions in the "Letter to Participants in Our Employee Stock Purchase Plan" for the Agent Plan Administrator Direction Form with respect to shares held under our Employee Stock Purchase Plan.

      Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

      o the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not checked either the box entitled "Special Payment Instructions" or the box entitled "Special

            Delivery Instructions" on the Letter of Transmittal. For this purpose, the "registered holder" includes any participant in the Book-Entry Transfer Facility; or

      o shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agents in the United States or other entity which is an "Eligible Guarantor Institution" as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution").

      If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, and the signatures on the Letter of Transmittal must be guaranteed by a an Eligible Institution. See Instruction 1 on the Letter of Transmittal. Also, see Section 3--"Acceptance for Payment and Payment for Shares" of this Offer to Purchase for information about applicable stock transfer taxes.

      In all cases, payment for shares tendered and accepted for payment in the offer will be made only after timely receipt by the Depositary of certificates for shares (or a timely share confirmation of a book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile), or an Agent's Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

      Book-Entry Transfer. The Depositary will establish an account with respect to the shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either:

      1. a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an Agent's Message in the case of a book-entry transfer, together with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time, or

      2.    the guaranteed delivery procedure described below must be followed.

      Delivery of Required Documents to the Book-Entry Transfer Facility in Accordance With Its Procedures Does Not Constitute Delivery to the Depositary and Will Not Constitute a Valid Tender.

      The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

      Guaranteed Delivery. If you desire to tender shares pursuant to the offer and your share certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Time or the procedures for book-entry transfer cannot be completed on a timely basis, your shares still may be tendered, if all the following guaranteed delivery procedures are complied with:

      1.    the tender is made by or through an Eligible Institution;

      2. the Depositary receives by hand, mail, overnight courier or facsimile transmission, by the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

      3. all of the following are received by the Depositary within three (3) trading days after the date of execution of the Notice of Guaranteed
            Delivery:

            a. either (i) the share certificates, or (ii) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above;

            b. either (i) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees; or (ii) an Agent's Message of the type we describe above in the case of a book-entry transfer; and

            c.    any other documents required by the Letter of Transmittal.

      A "trading day" is any day on which The NASDAQ Stock Market is open for business.

      Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

      Company Stock Option Plans. We are not offering, as part of the offer, to purchase any of the options outstanding under our stock option plans and tenders of such options will not be accepted. Holders of options who wish to participate in the offer may exercise their options to purchase shares of our common stock and then tender such shares pursuant to the offer, provided that any such exercise of an option and tender of shares is in accordance with the terms of the option and the plan. In no event are any options to be delivered to the Depositary in connection with a tender of shares hereunder. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

      Procedures for Participants in Employee Stock Purchase Plan. Participants in our Employee Stock Purchase Plan may instruct the Administrator of the plan to tender some or all of the shares allocated to a participant's account by completing an Agent Plan Administrator Direction Form in accordance with the instructions in the "Letter to Participants in Our Employee Stock Purchase Plan" furnished separately and returning it to the Administrator's Agent, American Stock Transfer & Trust Company, in accordance with those instructions. All documents furnished to shareholders generally in connection with the tender offer will be made available to participants whose plan accounts are credited with shares. Participants in the Employee Stock Purchase Plan cannot use the Letter of Transmittal to direct the tender of shares held under our Employee Stock Purchase Plan, but must use the Agent Plan Administrator Direction Form included in the separate instruction letter sent to them. Participants in our Employee Stock Purchase Plan who also hold shares outside of the Employee Stock Purchase Plan, however, must use the Letter of Transmittal to tender shares held outside of the Employee Stock Purchase Plan and must complete the Agent Plan Administrator Direction Form according to the instructions in the "Letter to Participants in Our Employee Stock Purchase Plan" for shares held under the Employee Stock Purchase Plan.

      Delivery of a Letter of Transmittal by a participant in the Employee Stock Purchase Plan does not constitute proper tender of his or her shares held under the Employee Stock Purchase Plan. Proper tender for shares held in the Employee Stock Purchase Plan can only be made by an Agent Plan Administrator Direction Form, instructing the Administrator, which is the record owner of the shares held in the plan, to tender the shares. The Agent Plan Administrator Direction Form must be received by the Administrator's Agent before the expiration of the tender offer. The tender offer is scheduled to expire at 12:01 a.m. (Eastern Daylight Savings Time), on Thursday, August 16, 2007, unless extended.

      The proceeds received with respect to the tender of any shares held in the Employee Stock Purchase Plan from a participant's account will be paid directly to the participant in the same manner as all other shareholders who tendered shares that are accepted. Any shares in a tendering participant's account that are not accepted, because they were tendered at prices in excess of the purchase price we select, pro-ration or other reasons, will be returned to the tendering shareholder's account in the plan.

      Participants in our Employee Stock Purchase Plan are urged to read the separate instruction letter and related materials carefully.

      Tender Constitutes an Agreement; Your Representation and Warranty. A tender of shares pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

      1. You have a "net long position" in the shares being tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; and

      2.    The tender of your shares complies with Rule 14e-4.

      It is a violation of Rule 14e-4 for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person's own account unless, at time of the tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

      1.    either:

            a. will deliver or cause to be delivered the shares within the period specified in our offer; or

            b. in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquire shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of our offer, delivers or causes to be delivered our shares within the period specified by our offer;

      2. has a "net long position" equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares; and

      3. will cause such shares to be delivered in accordance with the terms of the offer.

      Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

      Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the offer.

      Determination of Validity. All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and validity, form, eligibility (including the time of receipt) and acceptance for payment of any tendered shares pursuant to any of the procedures described above will be determined by us, in our reasonable discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares determined by us not to be in proper form or if the acceptance for payment of, or payment for, such shares may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares of any particular shareholder, and any such conditions, defects or irregularities so waived shall be waived for all shareholders. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived by us. Neither we nor any of our affiliates, nor the Depositary, the Information Agent, the Dealer Manager or any other person or entity, is under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

      Our interpretation of the terms and conditions of the offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

      Backup Withholding. For a discussion of backup withholding considerations, please see Section 13--"United States Federal Income Tax Consequences."

      Lost or Destroyed Certificates. Shareholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed should contact American Stock Transfer & Trust Company, as our transfer agent, at (800) 937-5449 or (212) 936-5100 for instructions on obtaining replacement certificate(s). The transfer agent will require an affidavit of loss and may require a posting of a bond. Shareholders are urged to contact the transfer agent immediately to permit timely processing of this documentation.

      Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us. Any documents delivered to us will not be forwarded to the Depositary and will not be deemed to be properly tendered. The Agent Plan Administrator Direction Form required to tender shares held under our Employee Stock Purchase Plan must be delivered to American Stock Transfer & Trust Company, as agent to the plan's Administrator, and not to us, the Information Agent or the Dealer Manager. Any Agent Plan Administrator Direction Forms delivered to us, the Information Agent or the Dealer Manager will not be deemed to be properly tendered.

5. Withdrawal Rights.

      Shares tendered in the offer may be withdrawn at any time before the Expiration Time, and unless accepted for payment by us in the offer, may also be withdrawn at any time on or after September 13, 2007. In the event of any modification of the terms of the offer, additional withdrawal rights will be available and announced. Except as otherwise provided in this Section 5--"Withdrawal Rights," tenders of shares pursuant to the offer are irrevocable.

      If we extend the period of time during which the offer is open, are delayed in purchasing shares or are unable to purchase shares pursuant to the offer for any other reason, then, without prejudice to our rights under this Offer to Purchase, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 5--"Withdrawal Rights," subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer. Any such delay will be an extension of the offer to the extent required by law.

      Withdrawal of Shares Held in Physical Form. For a withdrawal to be effective, a shareholder of shares held in physical form must provide a written, telegraphic or facsimile transmission notice of withdrawal to the Depositary at its address set forth on the back cover page of this Offer to Purchase on or prior to the Expiration Time (or on or after September 13, 2007, if applicable), which notice must contain: (i) the name of the person who tendered the shares;
(ii) a description of the shares to be withdrawn; (iii) the certificate numbers shown on the particular certificates evidencing such shares; (iv) the signature of the shareholder executed in the same manner as the original signature on the Letter of Transmittal (including any signature guarantee if such original signature was guaranteed); and (v) if such shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

      Withdrawal of Shares Held with the Book-Entry Transfer Facility. For a withdrawal to be effective, a holder of shares held with the Book-Entry Transfer Facility must, on or prior to the Expiration Time:

      1. call his or her broker and instruct such broker to withdraw the tender of shares by debiting the Depositary's account at the Book-Entry Transfer Facility for all shares to be withdrawn; and

      2. instruct the broker to provide a written, telegraphic or facsimile transmission notice of withdrawal to the Depositary on or before the Expiration Time.

      Such notice of withdrawal shall contain:

      1.    the name of the person who tendered the shares;

      2.    a description of the shares to be withdrawn;

      3. the signature of the shareholder executed in the same manner as the original signature on the Letter of Transmittal (including any signature guarantee if such original signature was guaranteed); and

      4. if such shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

      Withdrawal of Shares Tendered at Different Prices. If you complete separate Letters of Transmittal for shares tendered at different prices, you must complete corresponding separate notices of withdrawal for a withdrawal to be effective.

      Withdrawal of Shares Tendered through our Employee Stock Purchase Plan. Participants in our Employee Stock Purchase Plan who wish to withdraw their shares must follow the instructions found in the "Letter of Participants in our Employee Stock Purchase Plan" sent to them separately.

      Withdrawals of tendered shares may not be rescinded and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer; provided, however, that any shares properly withdrawn may be re-tendered at any time prior to the Expiration Time by following the procedures for tendering described in Section 4--"Procedures for Tendering Shares."

      All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding. Neither we, nor any of our affiliates, the Depositary, the Information Agent, the Dealer Manager or any other person is under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

6. Conditional Tender of Shares.

      Under certain circumstances and subject to the exceptions for Odd Lot Holders, we may prorate the number of shares purchased in our offer. As discussed in Section 13--"United States Federal Income Tax Consequences," the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that you may seek to structure our purchase of shares in our offer so that the transaction will be treated as a sale of the shares by you, rather than the payment of a dividend, for U.S. federal income tax purposes. Accordingly, you may tender shares subject to the condition that a specified minimum number of your shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any shares tendered are purchased. We urge you to consult with your own tax advisor.

      If you wish to make a conditional tender, you must indicate this in the section captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. In the box in the section of Letter of Transmittal or the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of your shares that must be purchased if any are to be purchased. After our offer expires, if more than 550,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the shares conditionally tendered will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

      After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 550,000 (or such greater number of shares as we may elect to purchase, subject to applicable law), then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been deemed withdrawn to permit us to purchase such number of shares. In selecting these conditional tenders, we will select by random lot and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

      All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the Expiration Time without any expense to the tendering shareholder.

7. Conditions of the Offer.

      Notwithstanding any other provision of our offer, we will not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, purchase and accordingly pay for any shares tendered, and may postpone the acceptance for payment of, the purchase of and the payment for shares tendered or reject the shares tendered, if we are unable to consummate the trust preferred securities financing described in Section 9--"Source and Amount of Funds" promptly following the Expiration Time on terms and conditions satisfactory to us in our reasonable judgment which will be sufficient to fund our purchase of the shares of common stock pursuant to the offer and to pay related fees and expenses.

      Further, notwithstanding any other provision of our offer, we will not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, purchase and accordingly pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, if at any time on or after July 19, 2007, and prior to the Expiration Time, any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event (except to the extent that such circumstances arise out of our action or omission), makes it inadvisable to proceed with our offer or with acceptance for payment or payment for the shares in our offer:

      1. there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which directly or indirectly:

            a. challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of our offer, the acquisition of shares under our offer, or is otherwise related in any manner to, or otherwise affects, our offer; or

            b. could, in our reasonable judgment, materially and adversely, affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business and our subsidiaries, taken as a whole, or materially impair our ability to purchase the shares in the offer;

      2. there shall have been any action threatened or taken, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority, court agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or is reasonably likely to directly or indirectly result in any of the consequences referred to in clause a. or b. of paragraph 1 above;

      3.    there shall have occurred:

            a. the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, in any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

            b. any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

            c. the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, including, but not limited to, an act of terrorism;

            d. any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, is reasonably likely to materially affect, the extension of credit by banks or other lending institutions in the United States; or

            f. in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

      4. no decrease of more than 10% in (a) the market price for the shares of our common stock or in (b) the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, Nasdaq Composite Index or the Standard & Poor's 500 Composite Price Index, each measured from the close of trading on July 18, 2007, and, in the case of (b), which decrease could have, in our reasonable judgment, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of us and our subsidiaries, taken as a whole, or on the trading in our shares;

      5. there shall have occurred any event or events that has resulted, or may in our reasonable judgment result, directly or indirectly, in an actual or threatened change in our ownership or prospects and our subsidiaries; and, in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with the offer or with such acceptance for payment;

      6. a tender or exchange offer with respect to some or all of our outstanding shares, other than our offer, or a merger or acquisition proposal for us or by us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC with respect to our common stock on or before July 18,
            2007), or any new group is formed that beneficially owns more than 5% of our outstanding shares;

      7. any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Time shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding shares;

      8. any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, a notice under the Change in Bank Control Act or regulations promulgated thereunder, an application under the Bank Holding Company Act of 1956, or makes a public announcement reflecting an intent to acquire us or any of our shares or any of our respective assets or securities other than in connection with a transaction authorized by our board of directors;

      9. any change shall have occurred or been threatened in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or our subsidiaries, taken as a whole, that, in our reasonable judgment, is or may reasonably likely be material and adverse to us or our subsidiaries; or

      10. we determine that the completion of our offer and the purchase of the shares may cause our common stock to be delisted from The NASDAQ Stock Market or to be subject to deregistration under the Exchange Act.

      These conditions are for our sole benefit and may be asserted by us, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time, except for those conditions dependent upon compliance with applicable law. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the Expiration Time.

      Acceptance of shares validly tendered in the Offer to Purchase is subject to the condition that, as of the Expiration Time, and after giving pro forma effect to the acceptance of shares validly tendered, our shares of common stock would be held of record by at least 300 persons. This condition may not be waived.

8. Price Range of Shares; Dividends.

      Shares of our common stock are listed for trading on The NASDAQ Stock Market in its Global Select Market Tier under the ticker symbol "FFKT." The following table sets forth, for the quarters indicated, the high and low sales prices per share as reported on The NASDAQ Stock Market and the dividends paid on each share of common stock:

                                            High         Low       Dividend Paid
                                            ----         ---       -------------
        2005
        First Quarter                     $41.25      $32.90               $0.33
        Second Quarter                     34.64       31.75                0.33
        Third Quarter                      35.85       30.61                0.33
        Fourth Quarter                     33.73       28.54                0.33

        2006
        First Quarter                     $33.54      $30.59               $0.44
        Second Quarter                     32.82       29.25                0.33
        Third Quarter                      34.59       29.78                0.33
        Fourth Quarter                     36.98       32.40                0.33

        2007
        First Quarter                     $35.35      $29.00               $0.33
        Second Quarter                     32.00       28.25                0.33
        Third Quarter (thru July 16)       29.48       28.36                 n/a

      On July 16, 2007, the last practical trading day prior to the public announcement of the offer, the last reported closing sales price of our common stock on The NASDAQ Stock Market was $28.67 per share. We urge shareholders to obtain current market quotations for our common stock.

      Effective at the close of trading on June 22, 2007, our common stock was removed from inclusion in the Russell 3000 Index primarily due to our reduced market capitalization compared to other companies already in or being added to the Russell 3000 Index.

      Tendering shareholders will be entitled to any declared dividends having a record date prior to the date of expiration of the offer.

9. Source and Amount of Funds.

      Assuming we purchase 550,000 shares in the offer at the maximum specified purchase price of $35.00, we expect approximately $19,250,000 will be required to purchase such shares and to pay fees and expenses related to the tender offer. We anticipate obtaining up to $25 million from a proposed Rule 144A offering or private placement of trust preferred securities to one or more institutional investors, which we intend to consummate promptly following the expiration of the offer and prior to acceptance of shares in the offer. We will use funds from this trust preferred financing to purchase shares pursuant to the offer and to pay related fees and expenses. We have entered into a letter of intent relating to the issuance and sale of the trust preferred securities. Accordingly, in addition to the other conditions described in this Offer to Purchase, the tender offer will be conditioned upon our having consummated the trust preferred securities financing on terms and conditions reasonably satisfactory to us, that will be sufficient to purchase shares pursuant to the tender offer and to pay related fees and expenses. See Section 7--"Conditions to the Offer." We do not currently have alternative financing plans in the event we are unable to consummate the anticipated trust preferred financing.

      The following is a summary of the basic terms of the proposed trust preferred securities financing. The following summary does not contain all of the information about the trust preferred securities and financing structure; the terms of the trust preferred securities and financing structure are subject to change and subject to the preparation, negotiation and completion of definitive documents.

      We have signed a letter of intent regarding the issuance of up to $25 million of trust preferred securities. Promptly following the expiration of the offer and prior to acceptance of shares in the offer, we expect to cause a Delaware statutory trust wholly-owned by us to issue and sell floating rate trust preferred securities in an aggregate liquidation amount of up to $25 million (the "Capital Securities") to investors and to issue and sell its common securities to us. We intend to use a portion of the net cash proceeds we receive from this transaction (up to $25 million) to fund the costs and expenses of the offer. Any excess funds raised in this trust preferred securities financing that remain available following the consummation of the tender offer will be used for general corporate purposes. We believe that cash generated from our operations will be sufficient to make payment on the Capital Securities in accordance with their terms.

      While we do not yet know the terms of the trust preferred financing, we anticipate we will obtain the funds for approximately the 3-Month London Inter-Bank Offer Rate (LIBOR) plus 1.50%, which on July 16, 2007 would have equaled a total rate of 6.86%. The interest rate may be variable or fixed for a period of time. The anticipated term of the trust preferred financing is thirty years with interest payable quarterly and principal due at maturity. We anticipate we would be permitted to call the Capital Securities, and, consequently, repay the financing in full, at any time following five years after issuance of the Capital Securities.

      While we may seek and receive up to $25 million in the trust preferred financing, we may determine to lower this amount if fewer than 550,000 shares are tendered in the offer or the purchase price established in the offer is less than $35.00 per share. However, we do intend through the trust preferred financing to obtain funds sufficient to pay the costs and expenses of the offer and provide us with working capital of at least $5,850,000 to $6,000,000. Nevertheless, the offer is only conditioned on us receiving from the trust preferred securities financing sums sufficient to fund our estimated $17,050,000 to $19,250,000 cost of the Offer plus estimated expenses of $100,000.

      Despite our intent to obtain through the trust preferred financing only funds to finance our obligations and expenses under the Offer and provide approximately $6,000,000 of working capital, in order to lock in favorable terms we may commit to a full $25,000,000 of trust preferred financing prior to the Expiration Time. If we commit to this level of financing and fewer than 550,000 shares of common stock are tendered or the purchase price in the offer is less than $35.00 per share, we may have in essence borrowed more funds than we need. In this event, we would have excess working capital for which we do not have an immediate need and would incur the interest expense on such excess amount.

      This is not an offer to sell or a solicitation of offers to buy Farmers Capital trust preferred securities. Such securities will not be and have not been registered under the federal securities laws and may not be offered absent registration or an applicable exemption from such registration requirements.

      The capital received from the proceeds of the issuance of the Capital Securities in the proposed trust preferred securities financing is expected to qualify as Tier 1 capital for bank regulatory purposes and is expected to support our "well-capitalized" regulatory rating.

10. Certain Information Concerning Us.

      We are a Kentucky corporation and a registered financial holding company headquartered in Frankfort, Kentucky. Our operating subsidiaries provide a wide range of banking and bank-related services to customers throughout Kentucky.

      Our bank subsidiaries are:

      o     Farmers Bank & Capital Trust Company (Frankfort, Kentucky);
      o     United Bank & Trust Company (Versailles, Kentucky);
      o     The Lawrenceburg Bank & Trust Company (Harrodsburg, Kentucky);
      o     First Citizens Bank (Elizabethtown, Kentucky);
      o     Farmers Bank and Trust Company (Georgetown, Kentucky);
      o     Citizens Bank of Northern Kentucky, Inc. (Newport, Kentucky); and
      o     Citizens Bank of Jessamine County, Inc. (Nicholasville, Kentucky).

      We also own:

      o FCB Services, Inc., a nonbank data processing subsidiary located in Frankfort, Kentucky, which provides services to Farmers Capital's bank subsidiaries;
      o Kentucky General Life Insurance Company, Inc., a nonbank insurance agency subsidiary located in Frankfort, Kentucky;
      o     FFKT Insurance Services, Inc., a captive insurance company whose only clients are other subsidiaries of Farmers Capital; and
      o     Kentucky General Holdings, LLC, in Frankfort, Kentucky. Kentucky
            General holds a 50% voting interest in KHL Holdings, LLC, which owns the Kentucky Home Life Insurance Company.

      Our subsidiaries provide a broad range of financial services to individuals, corporations and others through their combined 36 banking locations in 23 communities throughout Central and Northern Kentucky. These services primarily include the activities of lending and leasing, receiving deposits, providing cash management services, safe deposit box rental and trust activities. Operations are managed and financial performance is evaluated at the subsidiary level. Our chief decisionmakers monitor the results of the various banking products and services of our subsidiaries.

      As of June 30, 2007, we had consolidated total assets of approximately $1.8 billion, consolidated total loans of approximately $1.3 billion, consolidated total deposits of approximately $1.5 billion and consolidated shareholders' equity of approximately $181 million.

      Summary Historical and Pro Forma Financial Information. The following summary historical consolidated financial data as of and for the years ended December 31, 2006 and 2005 appear in our Annual Report on Form 10-K for the year ended December 31, 2006, which we filed with the SEC. The following summary historical consolidated financial data as of and for the six months ended June 30, 2007, appears in our Current Report on Form 8-K which we filed with the SEC on July 18, 2007. We anticipate that we will, prior to the Expiration Time, file with the SEC a Quarterly Report on Form 10-Q for the six months ended June 30, 2007. The following summary unaudited pro forma consolidated financial data sets forth the summary historical consolidated financial data as adjusted to give effect to 1) the purchase of 550,000 shares in the offer at a purchase price of $31.00 and at a purchase price of $35.00, the minimum and maximum possible purchase prices in the offer, and 2) the consummation of the trust preferred securities financing described in Section 9--"Source and Amount of Funds." Expenses related to the offer and the trust preferred securities financing have been estimated to be approximately $100,000. The summary unaudited pro forma consolidated income statement data gives effect to the purchase of shares pursuant to the offer and the trust preferred securities financing as if they had occurred on January 1 of the respective period presented. The summary unaudited pro forma consolidated balance sheet data gives effect to the purchase of shares pursuant to the offer and the trust preferred securities financing as if they occurred as of June 30, 2007. The summary unaudited pro forma consolidated financial data does not purport to be indicative of the results that would have been obtained had the purchase of shares in the offer and the trust preferred securities financing been completed at the dates indicated or the results that may be obtained in the future. The summary unaudited pro forma consolidated financial data should be read in conjunction with the summary historical consolidated financial data and accompanying notes.

                        FARMERS CAPITAL BANK CORPORATION
           CONSOLIDATED SUMMARY AND PRO FORMA FINANCIAL INFORMATION(1)

                                                                                   December 31, 2006              June 30, 2007
                                                                                  Pro Forma Adjusted           Pro Forma Adjusted

(in thousands, except per     December 31,     December 31,      June 30,
share data)                       2005             2006            2007           $31.00      $35.00        $31.00          $35.00
                               Historical       Historical      Historical      Per Share    Per Share     Per Share       Per Share
Balance Sheet Data
Assets                         $1,673,943       $1,824,366      $1,848,300         n/a         n/a        $1,856,150      $1,853,950
Cash & equivalents                131,018          156,828         114,503         n/a         n/a           122,353         120,153
Loans                             962,571        1,197,836       1,271,105         n/a         n/a         1,271,105       1,271,105
Allowance for loan losses          11,069           11,999          11,252         n/a         n/a            11,252          11,252
Investments                       328,677          334,273         310,931         n/a         n/a           310,931         310,931
Goodwill & intangibles             35,708           52,577          63,675         n/a         n/a            63,675          63,675
Assets of discontinued
 operations                       143,569
Liabilities                     1,519,707        1,645,925       1,667,373         n/a         n/a         1,692,373       1,692,373
Deposits                        1,191,651        1,454,820       1,451,241         n/a         n/a         1,451,241       1,451,241
Borrowings                        147,406          164,710         192,052         n/a         n/a           217,052         217,052
Liabilities of
 discontinued operations          144,409
Shareholders' equity              154,236          178,441         180,927         n/a         n/a           163,777         161,577

Book value per share           $    20.87       $    22.60      $    22.94         n/a         n/a        $    22.32      $    22.02
Total shares outstanding            7,389            7,895           7,887         n/a         n/a             7,337           7,337

1 Summary historical data for the years ended December 31, 2006 and 2005 is prepared from audited financial statements. Summary historical data for the six months ended June 30, 2007 and all pro forma data is unaudited.

                        FARMERS CAPITAL BANK CORPORATION
           CONSOLIDATED SUMMARY AND PRO FORMA FINANCIAL INFORMATION(1)

                                                                                   December 31, 2006              June 30, 2007
                                                                                  Pro Forma Adjusted           Pro Forma Adjusted

(in thousands, except per     December 31,     December 31,      June 30,
share data)                       2005             2006            2007           $31.00      $35.00          $31.00        $35.00
                               Historical       Historical      Historical      Per Share    Per Share       Per Share     Per Share

Income Statement Data
Interest income                $ 65,651         $ 92,340        $ 55,913        $ 92,790     $ 92,675        $ 56,124      $ 56,066
Interest expense                 24,409           41,432          26,968          43,147       43,147          27,826        27,826
------------------------------------------------------------------------------------------------------------------------------------
Net interest income              41,242           50,908          28,945          49,643       49,528          28,299        28,241
Provision for loan losses           622              965            (166)            965          965            (166)         (166)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after        40,620           49,943          29,111          48,678       48,563          28,465        28,407
 provisions for loan
 losses
Noninterest income               19,867           20,459          11,775          20,459       20,459          11,775        11,775
Noninterest expense              42,164           53,377          28,647          53,477       53,477          28,747        28,747
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing           18,323           17,025          12,239          15,660       15,545          11,493        11,435
 operations before income
 taxes
Income tax expense from
 continuing operations            3,791            3,360           2,717           2,882        2,842           2,456         2,435
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing           14,532           13,665           9,522          12,778       12,703           9,037         8,999
 operations
Income from discontinued
 operations before income
 taxes                            1,723           11,842                          11,842      11,842
Income tax expense from
 discontinued operations            483            4,135                           4,135       4,135
------------------------------------------------------------------------------------------------------------------------------------
Income from discontinued          1,240            7,707                           7,707       7,707
 operations
Net income                     $ 15,722         $ 21,372        $  9,522        $ 20,485     $ 20,410     $  9,037        $  8,999

1 Summary historical data for the years ended December 31, 2006 and 2005 is prepared from audited financial statements. Summary historical data for the six months ended June 30, 2007 and all pro forma data is unaudited.

                        FARMERS CAPITAL BANK CORPORATION
           CONSOLIDATED SUMMARY AND PRO FORMA FINANCIAL INFORMATION(1)

                                                                                   December 31, 2006              June 30, 2007
                                                                                  Pro Forma Adjusted           Pro Forma Adjusted

(in thousands, except per     December 31,     December 31,      June 30,
share data)                       2005             2006            2007           $31.00      $35.00          $31.00        $35.00
                               Historical       Historical      Historical      Per Share    Per Share       Per Share     Per Share

Income Statement Data
Per Share
Income from continuing
 operations-basic              $    2.13        $    1.82       $    1.21       $    1.84    $    1.82       $    1.23    $    1.23
Income from discontinued
 operations-basic                   0.18             1.03                            1.11         1.11
Net income-basic                    2.31             2.85            1.21            2.94         2.93            1.23         1.23

Income from continuing
 operations-diluted                 2.12             1.82            1.21            1.83         1.82            1.23         1.22
Income from discontinued
 operations-diluted                 0.18             1.02                            1.10         1.10
Net Income Diluted             $    2.30        $    2.84       $    1.21       $    2.94    $    2.93       $    1.23    $    1.22
Dividends paid                 $    1.32        $    1.43       $    0.66       $    1.43    $    1.43       $    0.66    $    0.66
Average shares
 outstanding-basic                 6,831            7,511           7,888           6,961        6,961           7,338        7,338
Average shares
 outstanding-diluted               6,864            7,526           7,899           6,976        6,976           7,349        7,349

Selected Financial Ratios(2)
Return on average assets                                             1.04%                                        0.97%        0.97%
Return on average equity                                            10.71%                                       11.15%       11.26%
Tier 1 leverage ratio                                                8.22%                                        8.62%        8.50%
Allowance for loan  losses
 to total loans                                                      0.89%                                        0.89%        0.89%
Nonperforming loans to
 total loans                                                         0.33%                                        0.33%        0.33%
Average equity to average
 assets                                                              9.71%                                        8.74%        8.63%
Ratio of earnings to fixed
 charges, including
 interest on deposits               1.75             1.41            1.45            1.36         1.36            1.41         1.41
Ratio of earnings to
 fixed charges, excluding
 interest on deposits               4.47             2.92            3.57            2.48         2.47            3.04         3.03

1 Summary historical data for the years ended December 31, 2006 and 2005 is prepared from audited financial statements. Summary historical data for the six months ended June 30, 2007 and all pro forma data is unaudited.
2     Discontinued operations have been excluded.

The following assumptions were made in presenting the summary historical and pro forma financial information:

1. The pro forma adjusted balance sheet information assumes that the trust preferred securities transaction discussed in Section 9 closed on June 30, 2007 resulting in an increase in borrowed funds of $25,000,000.

2. The pro forma adjusted balance sheet information assumes 550,000 shares of common stock were purchased at the end of the period presented at $31.00 per share and $35.00 per share, as applicable. Purchase of the common stock is being funded with a portion of the cash proceeds received from the trust preferred securities transaction.

3. The pro forma adjusted income statement information assumes that the trust preferred securities transaction closed on January 1 of the respective period represented. December 31, 2006 pro forma interest expense increases $1,715,000 at both per share price amounts due to additional interest payments on the $25,000,000 trust preferred transaction at a rate of 6.86%. This interest rate is an estimation based on current market conditions as of the date hereof and may change between now and the closing of the trust preferred securities transaction. June 30, 2007 pro forma interest expense increases $858,000 at both per share price amounts using the same borrowing amount and interest rate assumptions.

4. The pro forma adjusted income statement information assumes 550,000 shares of common stock were purchased on January 1 of the respective period represented at $31.00 per share and $35.00 per share, as applicable. Purchase of the common stock is being funded with a portion of the net cash proceeds received from the trust preferred securities transaction.

Pro forma interest income increases as a result of additional working capital from the net proceeds (gross proceeds of $25,000,000 less amounts used to purchase 550,000 shares of common stock, including transaction costs) of the trust preferred transaction and a reduction in dividend payments due to fewer shares outstanding. Interest on these additional funds at 5.25% increase December 31, 2006 pro forma interest income $450,000 and $335,000 at a per share price of $31.00 and $35.00, respectively. June 30, 2007 pro forma interest income increases $211,000 and $153,000 at a per share price of $31.00 and $35.00, respectively, using the same assumptions.

Pro forma noninterest expense increases by $100,000 for each period presented due to estimated transaction costs that will be expensed.

      We also have filed with the SEC a Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which is incorporated herein by reference.

      Where You Can Find More Information. We are subject to the information filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements we distribute to our shareholders and file with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the offer. These reports, statements and other information are available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to registrants that file electronically via the SEC's EDGAR System, including the Schedule TO and the documents incorporated herein by reference. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us. We incorporate by reference the following documents:

      o     Our Annual Report on Form 10-K for the year ended December 31, 2006;
      o     Our Quarterly Report on Form 10-Q for the quarter ended March 31,
            2007;
      o     Our Current Report on Form 8-K filed on April 17, 2007;
      o     Our Current Report on Form 8-K filed on April 27, 2007;
      o     Our Current Report on Form 8-K filed on July 18, 2007; and
      o     Our Definitive Proxy Statement on Schedule 14A filed on April 2,
            2007.

      You can obtain any of the documents incorporated by reference in this document from us or from the SEC's internet web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 202 West Main Street, Frankfort, Kentucky 40602-0309, telephone: (502) 227-1668, Attn: C. Douglas Carpenter, Chief Financial Officer.

      Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one (1) business day after we receive your request.

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

      As of July 10, 2007, we had 7,886,505 issued and outstanding shares of common stock. The 550,000 shares that we are offering to purchase in this offer represent approximately 6.97% of the shares outstanding on July 10, 2007. As of July 10, 2007, we had approximately 1,105 shareholders of record.

      As of July 10, 2007, our directors and executive officers (including the chief executive officers of our banking subsidiaries) as a group (24 persons) beneficially owned 828,430 shares (including 54,153 shares issuable upon exercise of options which are or will become exercisable within 60 days of July 10, 2007), or 10.50% of the total outstanding shares of our common stock on that date. The following table sets forth, as to each director or executive officer
(i) the number of shares and percentage beneficially owned as of July 10, 2007 (including shares issuable upon exercise of options which are or will become exercisable within 60 days of July 10, 2007); (ii) the number of shares currently proposed to be tendered in this offer; and (iii) assuming the purchase of 550,000 shares in this offer, the number of shares being retained and the percentage which such shares would represent of the resulting outstanding shares. The table is based on information available to us as of July 10, 2007, and is believed to be current except as noted in the accompanying footnotes. Except as indicated in the footnotes, all persons listed below have sole voting and investment power over the shares identified as beneficially owned. The number of shares for which our directors and executive officers have indicated an intention to tender is based on their present intention, and each has reserved the right to tender all, any portion or none of the shares beneficially owned by him or her.

                                                          Number of
                                                            Shares
                                                         Beneficially                                                  Pro Forma
                                                         Owned as of      Percentage of    Shares to                 Percentage of
                                                        July 10, 2007      Outstanding    be Tendered      Shares     Outstanding
      Individual                      Position              (1)(2)          Shares (1)        (1)         Retained     Shares (1)

J. Barry Banker (3)             Director                     5,727              *                            5,727         *

R. Terry Bennett (4)            Director                       713              *                              713         *

                                CEO Citizens Bank
Benjamin F. Brown (5)           of Jessamine                27,920              *            2,971          24,949         *
                                County, Inc.

G. Anthony Busseni (2)(6)       Chief Executive             12,063              *                           12,063         *
                                Officer and Director

                                CEO of The
Charles L. Cammack (2)(7)       Lawrenceburg Bank &         12,270              *            1,500          10,770         *
                                Trust Company

                                Senior Vice
C. Douglas Carpenter (8)        President and Chief          2,779              *                            2,779         *
                                Financial Officer

E. Bruce Dungan (9)             Advisory Director           76,969              *                           76,969         *

Paul Edwards (10)               CEO United Bank &            3,112              *                            3,112         *
                                Trust Company

                                                          Number of
                                                            Shares
                                                         Beneficially                                                  Pro Forma
                                                         Owned as of      Percentage of    Shares to                 Percentage of
                                                        July 10, 2007      Outstanding    be Tendered      Shares     Outstanding
      Individual                      Position              (1)(2)          Shares (1)        (1)         Retained     Shares (1)

Allison Gordon (11)             Senior Vice                   1,883             *                            1,883         *
                                President

Frank R. Hamilton, Jr.          Director                      2,000             *                            2,000         *

                                CEO Farmers Bank &
Rickey D. Harp (2)(12)          Capital Trust                14,964             *                           14,964         *
                                Company

Lloyd C. Hillard, Jr. (2)(13)   Director and CEO of          10,411             *                           10,411         *
                                First Citizens Bank

Don Hughes (2)(14)              CEO of FCB                   11,422             *            11,000            422         *
                                Services, Inc.

Charles T. Mitchell (15)        Advisory Director            31,900             *                           31,900         *

Dr. Donald J. Mullineaux        Director                        400             *                              400         *

                                CEO Farmers Bank
Joseph C. Murphy (2)(16)        and Trust Company            10,005             *            1,500           8,505         *
                                (Georgetown, Ky.)

Robert Roach, Jr.               Director                     20,000             *                           20,000         *

Dr. Donald A. Saelinger         Director                     20,260             *                           20,260         *

Frank W. Sower, Jr. (17)        Chairman of the              63,644             *                           63,644         *
                                Board and Director

Dr. John P. Stewart (18)        Advisory Director            52,300             *                           52,300         *

Michael M. Sullivan (19)        Director                    168,580           2.14%          30,000        138,580       1.89%

Dr. John D. Sutterlin (20)      Director                     61,000             *                           61,000         *

Shelley S. Sweeney              Director                    193,232           2.45%                        193,232       2.63%

                                CEO Citizens Bank
David Van Horn                  of Northern                  24,876             *            5,000          24,876         *
                                Kentucky, Inc.

All  directors and executive
officers as a group                                         828,430          10.47%          51,971        776,459      10.61%
(24 persons)

* Less than 1%.

The above-referenced shares for the named persons are deemed outstanding for purposes of computing the percentage of outstanding shares of our common stock owned by such persons (and for all directors, advisory directors and executive officers as a group) but are not deemed to be outstanding for purposes of computing the percentage of any other person.

(1) All entries are based on information provided to the Corporation by its directors, advisory directors and executive officers.

(2) Includes beneficial ownership of the following numbers of shares respecting which the named persons may be deemed to be beneficial owners as a result of rights they may exercise to acquire beneficial ownership within 60 days of July 10, 2007:

             G. Anthony Busseni                    9,408
             Charles L. Cammack                    4,700
             Paul Edwards                          3,000
             Rickey D. Harp                       11,545
             Lloyd C. Hillard, Jr.                 5,200
             Don Hughes                           11,000
             Joseph C. Murphy                      9,500

(3) Includes 3,400 shares held by Farmers Bank in trust for Mr. Banker's wife, 415 shares held by Mr. Banker for his three children and 408 shares in a self-directed IRA.
(4)   Includes 300 shares owned by Mr. Bennett's wife.
(5) Includes 17,136 shares held in a self-directed IRA, 7,548 owned held by Mr. Brown's wife and 265 shares held in our Employee Stock Purchase Plan.
(6) Includes 725 shares held in a self-directed IRA and 222 shares held in our Employee Stock Purchase Plan.
(7)   Includes 1,237 shares owned jointly with Mr. Cammack's wife.
(8) Includes 1,902 shares owned jointly with Mr. Carpenter's wife and 133 shares held by Mr. Carpenter for each of his two sons.
(9)   Includes 43,600 shares owned by Mr. Dungan's wife.
(10)  All shares held in our Employee Stock Purchase Plan.
(11)  Includes 431 shares owned jointly with Ms. Gordon's husband.
(12) Includes 899 shares owned jointly with Mr. Harp's wife and 1,221 shares held in our Employee Stock Purchase Plan.
(13) Includes 200 shares held in a self-directed IRA for the benefit of Mr. Hillard's wife, 450 shares held in a profit sharing trust for the benefit of Mr. Hillard's wife, 2,106 shares held in a self-directed trust for Mr. Hillard's benefit and 152 shares held in our Employee Stock Purchase Plan.
(14)  Includes 152 shares held in our Employee Stock Purchase Plan.
(15) Includes 8,000 shares owned by Mr. Mitchell's wife and 4,168 shares held in an IRA established by Mr. Mitchell with Farmers Bank serving as trustee.
(16)  Includes 305 shares held in our Employee Stock Purchase Plan.
(17) Includes 33,244 shares held jointly by Mr. Sower, Mr. Sower's brother, John R. Sower, and Mr. Sower's sister, Lynn S. Bufkin, as co-trustees for various trusts established for the benefit of Mr. Sower's children and the other grandchildren of Mr. Sower's parents.
(18) Includes 41,500 shares held by Dr. Stewart as trustee for his own benefit, and 6,800 shares held in trust by Farmers Bank for the benefit of two of Dr. Stewart's children.
(19) Includes 15,810 shares held by Mr. Sullivan's wife, 51,000 shares held by the Sullivan Family Partnership respecting which Mr. Sullivan and his wife are partners, and 1,140 shares held by Mr. Sullivan as trustee of a charitable remainder trust.
(20) Includes 17,900 shares held in an IRA for Dr. Sutterlin's benefit and 900 shares held in an IRA for the benefit of Dr. Sutterlin's wife.

      If we purchase 550,000 shares and if 51,971 shares are tendered by and purchased from our directors and executive officers, the aggregate number of shares held by our directors and executive officers would be 776,459, but the percentage of shares beneficially owned by such persons would increase to 10.58% of our outstanding common stock. If we purchase fewer than 550,000 shares, the resulting percentage would be lower; if we purchase more than 550,000 shares, the resulting percentage would be higher.

      Furthermore, as of July 10, 2007, the trust departments of three of our wholly-owned subsidiaries, Farmers Bank & Capital Trust Company, Citizens Bank of Northern Kentucky, Inc. and First Citizens Bank, held in fiduciary capacities as trustee, executor, agent or otherwise 593,177 shares of our common stock. A portion of these shares are beneficially owned by our executive officers and directors and reflected in the beneficial ownership table above. These trust departments are party to various agreements with their clients regarding voting or transfer of these shares.

      Of the aggregate 593,177 shares of our common stock held in a fiduciary capacity by our subsidiaries' trust departments, the trust departments of Farmers Bank & Capital Trust Company, Citizens Bank of Northern Kentucky, Inc. and First Citizens Bank, only hold full discretion to sell 190,987, 1,490 and 500 shares, respectively. Farmers Bank & Capital Trust Company has informed us that it intends to tender 70,000 of these shares in the offer. None of our other trust departments have expressed an intent to tender any shares over which they hold discretionary authority. Assuming we purchase 550,000 shares of common stock in the offering and the shares currently intended to be tendered by our trust departments are tendered and accepted for payment under the terms of the offer, this will reduce the percentage of our outstanding shares of common stock over which our subsidiaries' trust departments have full discretion from 2.45% to 1.68%. The above intentions of our subsidiary trust departments may change depending on the market, economic and business conditions existing as of the Expiration Time of the offer.

Equity Plans

      Employee Stock Purchase Plan. We maintain an Employee Stock Purchase Plan for our employees and our subsidiaries' employees. Through this plan, employees who meet certain age and length of service requirements are offered the opportunity to set aside money each pay period through payroll deductions which will be used at a later time on designated offering dates to purchase shares of our common stock at a discounted price and without payment of brokerage costs or other fees. Our shares of common stock are offered at a 15% discount from the closing sales price of our shares of stock on The NASDAQ Stock Market as described in the plan document. Further, our employees may obtain favorable tax treatment by participating in this plan. Provided a participating employee holds his or her shares of our common stock purchased pursuant to the Employee Stock Purchase Plan for a certain length of time, then he or she will be entitled to receive capital gains taxation rather than ordinary income taxation upon the disposition or sale of such stock.

      As of July 10, 2007, approximately 334 participants held shares of our common stock through our Employee Stock Purchase Plan, representing approximately 22,130 shares.

      Non-Qualified Stock Option Plan. During 1997, our board of directors approved a nonqualified stock option plan (the "Stock Option Plan"), which was subsequently approved by our shareholders. The Stock Option Plan has periodically provided for the granting of options to purchase our stock to key employees and officers of Farmers Capital and its subsidiaries. All stock options are awarded at a price equal to the fair market value of our common stock at the date options are granted and expire ten years from the grant date. Total options granted were 450,000, 54,000, and 40,049 in the years 1997, 2000, and 2004, respectively. As of June 30, 2007, our Stock Option Plan allowed for additional option grants of up to 13,355 shares, all of which remain available today. We currently do not have an intent to grant any additional options under our Stock Option Plan. However there remain unexercised outstanding options under the plan, which may be exercised in the future. The outstanding options as of June 30, 2007 and their exercise prices were as follows:

                                          Outstanding                                    Exercisable
                       -------------------------------------------------       -------------------------------
                                            Weighted
                                            Average          Weighted                             Weighted
                                           Remaining          Average                              Average
  Range of Exercise                       Contractual        Exercise                             Exercise
       Prices              Number         Life (Years)         Price                Number          Price
------------------------------------------------------------------------       -------------------------------
$24.50                     53,212              .25           $ 24.50                53,212        $ 24.50
$29.75                     26,572             2.50             29.75                26,572          29.75
$34.80                     36,049             7.33             34.80                36,049          34.80
------------------------------------------------------------------------       -------------------------------
Outstanding as of
June 30, 2007             115,833             2.97           $ 28.91               115,833        $ 28.91

      Additional information regarding the above plans and option grants under those plans, as well as information regarding deferred compensation arrangements, employment agreements with our executive officers and agreements providing supplemental retirement benefits to certain executive officers, is included in our documents filed with the SEC that are incorporated in this Offer to Purchase by reference. See "Incorporation by Reference" above in Section 10.

Recent Securities Transactions

      Neither Farmers Capital, any of its subsidiaries nor, to the best of our knowledge, any of the directors and executive officers of Farmers Capital or its subsidiaries, nor any affiliate of any of the foregoing, had any transactions involving our shares during the 60 days prior to the date hereof except for the following:

      o William Baker, a director of Citizens Bank of Jessamine County, purchased 500 shares of our common stock on June 22, 2007, in an open market transaction, at $30.19 per share.

      o Clyde Baldwin, a director of Farmers Bank & Capital Trust, purchased 100 shares of our common stock on May 21, 2007, in an open market transaction at $28.55 per share.

      o W. Benjamin Crain, a director of United Bank & Trust Co., purchased 500 shares of our common stock on June 13, 2007, in an open market transaction at $28.50.

      o Lloyd Hillard, a director of Farmers Capital and a director and CEO of First Citizens Bank, purchased 600 shares of our common stock on May 23, 2007, pursuant to the exercise of options he held, for $24.50 per share.

      o Lynn McKinney, a director and officer of Farmers Bank and Trust Company, sold 254 shares of our common stock on June 1, 2007, in an open market transaction at $29.14 per share.

      o William Nash, a director of First Citizens Bank, purchased 500 shares of our common stock on June 21, 2007, in an open market transaction for his IRA at $29.09 per share. Mr. Nash also purchased 300 shares of our common stock on July 10, 2007, in an open market transaction for his IRA at $28.61 per share. Mr. Nash's wife, for her IRA, sold 500 shares of our common stock on June 12, 2007, at $25.52 per share and purchased 500 shares on June 21, 2007 at $29.09 per share.

      o Timothy Perry, a director and officer of The Lawrenceburg Bank & Trust Company, sold from his IRA on the open market 100 shares of our common stock on June 15, 2007, at $29.36 per share. On July 2, 2007, Mr. Perry sold from his IRA 200 shares of our common stock at $29.00 per share.

      o Ford Phares, a director of Farmers Bank and Trust Company (Georgetown, Ky.), purchased 4,000 of our shares of common stock on May 22, 2007, in an open market transaction for $29.15 per share.

      o Fares Radel, a director of Citizens Bank of Northern Kentucky, sold 1,500 shares of our common stock on May 24, 2007, in an open market transaction for $29.00 per share.

      o William Sykes, a director of Farmers Bank & Capital Trust, sold 55 shares of our common stock from his IRA on May 24, 2007, in the open market for $28.64 per share.

      o Our executive officers and directors and the executive officers and directors of our subsidiaries, as a group, collectively purchased on June 29, 2007, and July 1, 2007, an aggregate of approximately 601 shares of our common stock, under our Employee Stock Purchase Plan, for $24.31 per share. These shares are issued to the plan by Farmers Capital and sold at a discount to market price pursuant to the terms of this plan.

      o Our executive officers and directors and the executive officers and directors of our subsidiaries, as a group, collectively purchased approximately 160 shares of our common stock on July 1, 2007, under our Dividend Reinvestment Plan for $29.15 per share.

Agreements, Arrangements, Understandings, Regulatory Requirements and Legal Proceedings

      Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers or directors or executive officers of our subsidiaries, is a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Certain Legal Matters; Regulatory Approvals.

      Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears material to our business that might be materially and adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated by our offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under our offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

      Bank Regulatory Matters. As a registered financial holding company, we are subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Because we are (and upon completion of the Offer to Purchase and issuance of the trust preferred securities we expect that we will remain) "well-capitalized" and "well-managed," as those terms are defined by the Federal Reserve Board, and not subject to any unresolved supervisory issues, we are not required to file a notification with the Federal Reserve Board, or obtain its approval, in order to complete the proposed tender offer.

      As a Kentucky financial institution holding company, we are subject to the supervision and regulation of the Kentucky Office of Financial Institutions. We are not required to obtain the approval of the Office of Financial Institutions to purchase the shares in the offer.

      The Bank Holding Company Act of 1956, as amended, and the Change in Bank Control Act each govern acquisition of control of bank holding companies. As a general matter, a person may not acquire control of a bank holding company such as us without the prior approval of the Federal Reserve Board. If, as a result of the offer, any shareholder becomes the beneficial owner of more than 10% of our shares, such shareholder may be required to reduce its ownership interest in our common stock or obtain regulatory approval to continue to own more than 10%. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder's own legal counsel with respect to the consequences to the shareholder of the tender offer.

      A significant portion of our cash is provided by dividends paid to us by our banking subsidiaries. Both we and each of our banking subsidiaries are subject to laws and regulations that limit the payment of dividends, including requirements to maintain capital at or above regulatory minimums. Various statutory and regulatory provisions limit the amount of dividends our bank subsidiaries can pay without regulatory approval. In addition, the Federal Deposit Insurance Act prohibits insured depositary institutions such as our banking subsidiaries from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become undercapitalized as defined in the statute. We do not expect that any of these laws, regulations or policies will materially affect our ability to fund this offer.

13. United States Federal Income Tax Consequences.

      The following is a discussion of material United States federal income tax considerations relevant to participation in our offer. Shareholders whose shares are not purchased by us pursuant to the offer will not incur any tax liability as a result of the completion of the offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, rulings of the Internal Revenue Service (the "IRS"), and judicial decisions, all as in existence and in effect on the date hereof and all of which are subject to change. Any such change could apply retroactively and could affect adversely the tax consequences described below. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein.

      As used herein, a "U.S. Person" is (a) an individual who is a citizen of the United States or who is resident in the United States for United States federal income tax purposes, (b) a corporation or a partnership that is organized under the laws of the United States, any state thereof, or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust (i) that is subject to the primary supervision of a court within the United States and is subject to the control of one or more United States persons as described in
Section 7701(a)(30) of the Code who has the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. As used herein, a "U.S. Holder" is a beneficial owner of our shares who is a U.S. Person, and a "Non-U.S. Holder" is any beneficial owner of our shares other than a U.S. Holder.

      This discussion does not address all United States federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain holders that may be subject to special treatment under United States federal income tax law (for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who hold shares as part of a straddle, hedging, constructive sale, or conversion transaction, persons who acquired shares through exercise of employee stock options or otherwise as compensation for services, and U.S. Persons whose functional currency is not the U.S. dollar). This discussion does not address certain special rules that apply to Non-U.S. Holders that are "controlled foreign corporations" or "passive foreign investment companies." Furthermore, this discussion does not address any aspects of state, local, or foreign taxation. This discussion is limited to those persons who hold shares as "capital assets" within the meaning of Section 1221 of the Code. In the case of any Non-U.S. Holder who is an individual, the following discussion assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for United States federal income tax purposes.

Holders of Shares Should Consult Their Own Tax Advisors With Respect to Their Particular Circumstances.

Treatment of U.S. Holders

      Capital Gain or Loss Treatment. If a sale of your shares pursuant to the offer qualifies as an "exchange" under Section 302(b) of the Code (see the discussion of Section 302(b) below), then you will recognize capital gain or loss equal to the difference between the amount of cash received by you and your tax basis in the shares surrendered pursuant to the offer. Any capital gain or loss recognized by a U.S. Holder will be long-term capital gain or loss if the shares have been held for more than one year at the time of disposition. Any long-term capital gain recognized upon a disposition of shares by a U.S. Holder who is an individual will be subject to federal income tax at a maximum rate of 15%.

      Dividend Treatment. If a sale of your shares pursuant to the offer does not qualify as an "exchange" under Section 302(b) of the Code, then the cash you receive from your sale will be treated as a dividend, provided that (as we anticipate to be the case) we have sufficient accumulated or current earnings and profits. Generally, any such dividend income received by a U.S. Holder will be treated as ordinary income for federal income tax purposes, and the entire amount of the gross proceeds received on the sale (and not merely the excess of the gross proceeds over your tax basis in the shares sold) will be subject to tax at ordinary income rates. However, if you are a U.S. holder who is an individual, trust or estate, the dividend income you receive may qualify as qualified dividend income that is eligible for a lower capital gains tax rate. To the extent that the purchase of your shares pursuant to the offer is treated as a dividend, the tax basis in any shares that you actually or constructively own after consummation of the offer generally will be increased by your basis in the shares sold pursuant to the offer.

      Treatment of Dividend Income for Corporate Shareholders. In the case of a U.S. Holder that is a corporation, if the cash received for shares pursuant to the offer is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction under Section 243 of the Code. The dividends-received deduction is subject to certain limitations. For example, the deduction may not be available if the corporate U.S. Holder does not satisfy certain holding period requirements with respect to its tendered shares or if the shares are "debt-financed portfolio stock." If a dividends-received deduction is available, the dividend (having arisen in a non-pro rata redemption) also will be treated as an "extraordinary dividend" under Section 1059 of the Code. In that case, the corporate U.S. Holder's tax basis in its remaining shares (for purposes of determining gain or loss on a future disposition) generally will be reduced (but not below zero) by the amount of any "extraordinary dividend" not taxed because of the dividends-received deduction. Any amount of the "extraordinary dividend" not taxed because of the dividends-received deduction in excess of the corporate U.S. Holder's tax basis for the remaining shares generally will be taxable as gain on the sale of shares. If a redemption of shares from a corporate U.S. Holder pursuant to the offer is treated as a dividend as a result of the U.S. Holder's constructive ownership of other shares that it has an option or other right to acquire, the portion of the "extraordinary dividend" not otherwise taxed because of the dividends-received deduction will reduce the corporate U.S. Holder's basis only in those shares that are sold pursuant to the offer, and any excess of such non-taxed portion over such basis will be taxable as gain on the sale of such shares.

      Backup Withholding. Upon a sale of shares by a U.S. Holder pursuant to the offer, we generally must backup withhold at a rate of 28%, unless the U.S. Holder provides to the Depositary before the sale a certification, under penalties of perjury, of the U.S. Holder's taxpayer identification number and certain other matters relating to backup withholding. The requisite certification (the substitute IRS Form W-9) is included in the Letter of Transmittal. Amounts withheld under the backup withholding rules are generally allowable as a credit against your United States federal income tax liability (if any), and may entitle you to a refund, provided that you furnish the required information to the IRS.

      You should consult with your own tax advisor regarding your qualifications for exemption from backup withholding and the procedures for obtaining any applicable exemption.

      Special Treatment for Employee Stock Purchase Plan Participants. Tax treatment may differ for participants in our Employee Stock Purchase Plan that tender some or all of the shares held in their plan account. Shares that are tendered and accepted by us for payment will be treated the same as if you had withdrawn such shares from the plan and immediately sold them. Your federal income tax implications will depend on whether you have held the sold shares in your plan account for the statutory holding period (the "Holding Period"). The Holding Period is the later of (i) two (2) years from the date of grant of the purchase right (as defined in the Employee Stock Purchase Plan) and (ii) one (1) year from the date of exercise of the purchase right (as defined in the Employee Stock Purchase Plan).

      Shares Held for the Holding Period. If your shares have been held for the Holding Period, then the sale of those shares to us (in accordance with the terms and conditions of the offer) is considered a qualifying disposition under the Code. Accordingly, you will be required to recognize ordinary income on the sale of such shares equal to the lesser of:

            o the amount by which the fair market value of the stock at the time that the purchase right (as defined in the Employee Stock Purchase Plan) was granted exceeded the purchase price for such stock under the Employee Stock Purchase Plan; and

            o the excess of the amount realized on the disposition of the sold shares over the purchase price (as defined in the Employee Stock Purchase Plan) for the shares under the Employee Stock Purchase Plan.

      Any additional gain or loss recognized on the disposition of your shares will be long-term capital gain or loss.

      Shares Held for Less than the Holding Period. If your shares have been held for a period shorter than the Holding Period, then the sale of your shares to us (in accordance with the terms and conditions of the offer) is not a qualifying disposition under the Code. Accordingly, you will be required to recognize ordinary income in an amount equal to the excess of the fair market value of the sold shares on the date the purchase right (as defined in the Employee Stock Purchase Plan) for such shares was granted over the purchase price (as defined in the Employee Stock Purchase
      Plan) paid for the shares under the Employee Stock Purchase Plan. Any additional gain or loss recognized on the disposition of the sold shares will be short-term or long-term capital gain or loss depending on the length of time you have held the sold shares under the Employee Stock Purchase Plan.

Treatment of Non-U.S. Holders

      Backup Withholding. Upon a sale of shares by a Non-U.S. Holder pursuant to the offer, the proceeds will not be subject to backup withholding if the Non-U.S. Holder provides to the Depositary before the sale a certification, under penalties of perjury, that the Non-U.S. Holder is not a U.S. Person. This certification may be made on the appropriate IRS form in the Form W-8 series.

      You should consult with your own tax advisor regarding your qualifications for exemption from backup withholding and the procedures for obtaining any applicable exemption.

      Capital Gain or Loss Treatment. If a Non-U.S. Holder's sale of shares pursuant to the offer qualifies as an "exchange" under Section 302(b) of the Code (see the discussion of Section 302(b) below), then any gain or loss recognized on the sale will be a capital gain or loss. Any capital gain recognized by a Non-U.S. Holder upon a sale of shares pursuant to the offer will not be subject to U.S. federal income tax, unless: (i) the gain is effectively connected with a United States trade or business conducted by the Non-U.S. Holder; (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met; or (iii) we are, or have been during certain periods preceding the disposition, a "United States real property holding corporation" (which we do not believe we are) and certain other conditions are met.

      Even if a Non-U.S. Holder's sale of shares pursuant to the offer is exempt from federal income tax as described in the immediately preceding paragraph, and even if the Non-U.S. Holder has furnished the certification required to avoid backup withholding, we are required under a separate set of withholding rules to withhold 30% (or such lower rate as may be specified by an applicable income tax treaty) of the gross proceeds from the sale, unless the Non-U.S. Holder delivers to the Depositary before the sale a properly executed IRS Form W-8ECI certifying that the Non-U.S. Holder's income on the sale is effectively connected with a United States trade or business conducted by the Non-U.S. Holder. In the event that such IRS Form W-8ECI is furnished, the Non-U.S. Holder's income on the sale will be exempt from withholding but will be subject to federal income tax at normal graduated rates. In order to claim treaty benefits, the Non-U.S. Holder must deliver to the Depositary before the sale a properly executed IRS Form W-8BEN.

      In the event that the amount withheld from the gross proceeds paid to a Non-U.S. Holder pursuant to the offer exceeds the federal income tax liability of the Non-U.S. Holder, a claim for refund may be filed with the IRS by the Non-U.S. Holder.

      Dividend Treatment. If a Non-U.S. Holder's sale of shares pursuant to the offer does not qualify as an "exchange" under Section 302(b) of the Code, then the cash received upon the sale will be treated as a dividend, provided that (as


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

we anticipate to be the case) we have sufficient accumulated or current earnings and profits. Even if the Non-U.S. Holder has furnished the certification required to avoid backup withholding, we are required under a separate set of withholding rules to withhold 30% (or such lower rate as may be specified by an applicable income tax treaty) of the gross proceeds from the sale, unless the Non-U.S. Holder delivers to the Depositary before the sale a properly executed IRS Form W-8ECI certifying that the Non-U.S. Holder's income on the sale is effectively connected with a United States trade or business conducted by the Non-U.S. Holder. In the event that such IRS Form W-8ECI is furnished, the Non-U.S. Holder's income on the sale will be exempt from withholding but will be subject to federal income tax at normal graduated rates. In order to claim treaty benefits, the Non-U.S. Holder must deliver to the Depositary before the sale a properly executed IRS Form W-8BEN.

Qualification of Sale as an "Exchange" Under Section 302(b)

      A sale of your shares pursuant to the offer will qualify as an "exchange" under Section 302(b) of the Code if:

      o     the sale results in a "complete redemption" of your shares;

      o the sale results in a "substantially disproportionate redemption" of your shares; or

      o the sale is not "essentially equivalent to a dividend" with respect to you.

      The determination of whether a sale of shares pursuant to the offer qualifies as an "exchange" under Section 302(b) of the Code is made separately for each shareholder.

      Constructive Ownership. For the purpose of determining whether a sale of shares pursuant to the offer qualifies as an "exchange" under Section 302(b) of the Code, you must take into account not only the shares that you actually own but also any shares that you are deemed to own constructively under the attribution rules of Section 318 of the Code. For example, under these attribution rules, you are deemed to own constructively any shares held by your spouse, parents, children and grandchildren, and you are deemed to own constructively shares held by certain entities (such as corporations, partnerships, estates, and trusts) in which you have an equity interest. Furthermore, you are deemed to own any shares that you have the right to acquire by the exercise of an option, regardless of when the option may be exercised.

      Complete Redemption. A sale of all your shares of our stock pursuant to the offer will result in a "complete redemption" and, therefore, will be entitled to capital gains tax treatment if either: (i) you do not own, directly or constructively, any shares of our stock after this sale; or (ii) you do not own directly any shares of our stock after this sale and, with respect to any constructively owned shares, you are eligible to (and do in fact) waive (pursuant to Section 302(c)(2) of the Code) the attribution of such shares to you. A director, officer or employee of the Company is not eligible to waive constructive ownership under the procedures described in Section 302(c) of the Code.

      Substantially Disproportionate Redemption. A sale of your shares pursuant to the offer will result in a "substantially disproportionate redemption" and, therefore, will be entitled to capital gains tax treatment if:

      o the percentage of our outstanding voting stock that you own, directly or constructively, immediately after the sales by all shareholders pursuant to the offer is less than 80% of the percentage of our outstanding voting stock that you owned, directly or constructively, immediately before the sales by shareholders pursuant to the offer; and


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

      o the percentage of the fair market value of our outstanding common stock that you own, directly or constructively, immediately after the sales by all shareholders pursuant to the offer is less than 80% of the percentage of the fair market value of our outstanding common stock that you owned, directly or constructively, immediately before the sales by shareholders pursuant to the offer.

      Not Essentially Equivalent to a Dividend. If a sale of your shares pursuant to the offer does not qualify as a "complete redemption" or a "substantially disproportionate redemption", then your sale may nevertheless qualify as an "exchange" under Section 302(b) of the Code and, therefore, will be entitled to capital gains tax treatment if your sale meets the "not essentially equivalent to a dividend" test. This test is met if, under all the facts and circumstances, there is a meaningful reduction in your interest in us as a result of the sales by the shareholders pursuant to the offer. The IRS has issued rulings in situations involving redemptions of stock owned by minority shareholders of publicly-traded corporations (which minority shareholders owned, directly or constructively, less than 1% of the value and voting power of the stock of the corporation, and did not exercise control over the affairs of the corporation). In these rulings, the redemptions were treated as meeting as the "not essentially equivalent to a dividend" test if the redemption resulted in any reduction in the minority shareholder's voting power and economic interest in the corporation.

      Effect of Prorations and Other Transfers of Shares. You should be aware that your ability to satisfy any of the foregoing tests may be affected by proration pursuant to the offer. Therefore, unless you make a conditional tender (see Section 6--"Conditional Tender of Shares"), or unless you are an Odd Lot Holder who tenders all of his or her shares at or below the purchase price we select, you can be given no assurance that we will purchase a sufficient number of such shares to permit you to satisfy any of the foregoing tests. You also should be aware that an acquisition or disposition of shares in the market or otherwise as part of a plan that includes your tender of shares pursuant to the offer might be taken into account in determining whether any of the foregoing tests is satisfied.

      You are Urged to Consult Your Own Tax Advisor to Determine the Particular Tax Consequences to You (Including the Applicability and Effect of the Constructive Ownership Rule and Foreign, State, Local and Other Tax Laws and Possible Tax Law Changes) of the Sale of Shares.

14. Fees and Expenses.

      We have retained Sandler O'Neill & Partners, L.P. to act as the Dealer Manager in connection with this offer. The Dealer Manager will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the offer and to indemnify the Dealer Manager against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

      Sandler O'Neill & Partners, L.P. has rendered, is currently rendering and may continue to render various investment banking, placement agent and other advisory services to us. It has received, and may continue to receive, compensation for such services.

      We have retained Georgeson Inc. to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with our offer. The Information Agent may contact shareholders by mail, telephone, telegraph, e-mail and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the offer to beneficial owners. We will pay the Information Agent and the Depositary reasonable and customary compensation for their respective services, we will reimburse them specified reasonable out-of-pocket expenses and we will indemnify each of them against certain liabilities in connection with our offer, including certain liabilities under the federal securities laws.

      American Stock Transfer & Trust Company also serves as our transfer agent and as our agent in administering our Employee Stock Purchase Plan. In connection with providing services as our transfer agent and administering our Employee Stock Purchase Plan, we pay American Stock Transfer & Trust Company reasonable and customary compensation, reimburse it for specified reasonable out-of-pocket expenses and indemnify it against certain liabilities, including certain liabilities under the federal securities laws.

      We will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies (other than fees to the Dealer Manager, Depositary and the Information Agent as described above) for soliciting tenders of shares under the offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. We have not authorized any broker, dealer, commercial bank or trust company to act as our agent or the agent of the Information Agent, the Dealer Manager or the Depositary for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 9 in the related Letter of Transmittal.

15. Extension of Offer; Termination; Amendment.

      We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7--"Conditions of the Offer" shall have occurred or shall be reasonably determined by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of and payment for any shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. We also expressly reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7--"Conditions of the Offer" by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement thereof. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires us to pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in
Section 7--"Conditions of the Offer" shall have occurred or shall be reasonably determined by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer or by decreasing or increasing the number of shares being sought in the offer. Amendments to the offer may be made at any time and from time to time by publicly announcing them. In the case of an extension, the announcement must be issued no later than 9:00 a.m. (Eastern Daylight Savings Time), on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the offer will be disseminated promptly to shareholders in a manner reasonably designated to inform shareholders of the change. Without limiting the manner in which we may choose to make public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through PR Newswire or another comparable service.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules and certain related releases and interpretations of the SEC require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of the securities sought) will depend on the facts and the circumstances, including the relative materiality of such terms or information; however, in no event will the offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the offer. If:

      1.    a. we increase or decrease the price to be paid for shares;

            b. we increase or decrease the number of shares being sought in the offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of our outstanding shares; or

            c.    we increase or decrease the Dealer Manager's fees; and

      2. the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from and including the date that the notice of an increase or decrease is first published, sent or given in the manner specified in this
            Section 15--"Extension of Offer; Termination; Amendment", the offer will be extended until the expiration of such period of ten (10) business days.

16. Miscellaneous.

      We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the offer. If, after such good faith effort, we cannot comply with any such state statute, the offer will not be made to (and tenders will not be accepted from or on behalf of) the shareholders in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of the offerors by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

      No Person has been Authorized to Give any Information or Make any Representation on our Behalf Not Contained in this Offer to Purchase or in the Letter of Transmittal and, If Given or Made, Such Information or Representation Must Not Be Relied Upon as Having Been Authorized by Us.

      We filed with the SEC the Schedule TO, together with exhibits, pursuant to Sections 13(e) and 14(d)(1) of the Exchange Act and Rules 14d-3 promulgated thereunder, furnishing certain additional information with respect to the offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 10--"Certain Information Concerning Us" (except that they will not be available at the regional offices of the SEC).


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

      Manually signed facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates representing shares of our common stock and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

                        The Depositary for the offer is:

                 [LOGO] American Stock Transfer & Trust Company

         If delivering by mail:                If delivering by hand or courier:
         ----------------------                ---------------------------------

       American Stock Transfer &                   American Stock Transfer &
    Trust Company Operations Center             Trust Company Operations Center
    Attn: Reorganization Department             Attn: Reorganization Department
             P.O. Box 2042                             6201 15th Avenue
     New York, New York 10272-2042                 Brooklyn, New York 11219

      Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at the telephone numbers and locations listed below. Shareholders may also contact their local broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer.

                     The Information Agent for the offer is:

                                [LOGO] Georgeson

                           17 State Street, 10th Floor
                               New York, NY 10004
                     Banks and Brokers Call: (212) 440-9800
                    All Others Call Toll Free: (888) 605-7560

                      The Dealer Manager for the offer is:

                    [LOGO] SANDLER O'NEILL + PARTNERS, L.P.

                           919 Third Avenue, 6th Floor
                               New York, NY 10022
                                 (800) 635-6851
                              Attn: Syndicate Desk